UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Statement
2026

kimcorealty.com

KIMCO REALTY

Notice of Annual Meeting of Stockholders

Kimco Realty Corporation, a Maryland Corporation (the “Company”)

Annual Meeting Proposals

1. Election of nine directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualify	See page 10
2. Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	See page 21
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026	See page 44
4. The transaction of any other business that may properly come before the meeting or any postponement(s) or adjournment(s) thereof

Logistics

Date:	May 21, 2026
Time:	10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time).
Place:	Online only at: www.virtualshareholdermeeting.com/KIM2026
Record Date:	The close of business on March 23, 2026

If you plan to attend the 2026 Annual Meeting of Stockholders (“the Annual Meeting”) online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials on your proxy card or on the instructions that accompany your proxy materials.

During this virtual meeting, you may ask questions, and you will be able to vote your shares electronically. You may also submit questions in advance by visiting www.virtualshareholdermeeting.com/KIM2026. The Company will respond to as many inquiries as time allows.

How to Vote or Authorize Your Proxy

By Internet:	www.proxyvote.com
By Telephone:	1-800-690-6903
By Mail:	Complete your proxy card and cast your vote by pre-paid mail

Beneficial Owners:

If you own shares registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares.

Proxy Voting:

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting, even if you plan to attend the Annual Meeting. If you later vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting.

On behalf of the Board of Directors

Bruce M. Rubenstein

Executive Vice President, General Counsel and Secretary
April 8, 2026

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs, and reduce the environmental impact of our Annual Meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 8, 2026 and provide access to our proxy materials over the Internet, beginning on April 8, 2026, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the proxy statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

kimcorealty.com	Proxy Statement 2026	i

Safe Harbor Statement

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) financial disruption, changes in trade policies and tariffs, geopolitical challenges or economic downturn, including general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development, redevelopment and merger opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xii) collectability of mortgage and other financing receivables, (xiii) impairment charges, (xiv) criminal cybersecurity attack disruptions, data loss or other security incidents and breaches, (xv) risks related to artificial intelligence (“AI”), (xvi) impact of natural disasters and weather and climate-related events, (xvii) pandemics or other health crises, (xviii) our ability to attract, retain and motivate key personnel, (xix) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xx) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or maintain certain debt until maturity, (xxiii) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxiv) other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and in the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the Company files with the SEC. Certain forward-looking and other statements in this proxy statement, or other locations, such as our corporate website, contain various corporate responsibility and GHG standards and frameworks (including standards for the measurement of underlying data) and the interests of various stakeholders. As such, such information may not be, and should not be interpreted as necessarily being, “material” under the federal securities laws for SEC reporting purposes, even if we use the word “material” or “materiality” in this document. Corporate Responsibility information is also often reliant on third-party information or methodologies that are subject to evolving expectations and best practices, and our approach to and discussion of these matters may continue to evolve as well. For example, our disclosures may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policies, or other factors, some of which may be beyond our control.

ii	Proxy Statement 2026	kimcorealty.com

kimcorealty.com	Proxy Statement 2026	iii

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About Kimco

About Kimco

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States. The Company’s portfolio is strategically concentrated in the first-ring suburbs of the top major metropolitan markets, including high-barrier-to-entry coastal markets and Sun Belt cities. Its tenant mix is focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Publicly traded on the New York Stock Exchange (“NYSE”) since 1991 and included in the S&P 500 Index, the Company has specialized in shopping center ownership, management, acquisitions, and value-enhancing redevelopment activities for more than 65 years. With a proven commitment to corporate responsibility, Kimco Realty is a recognized industry leader in this area. As of December 31, 2025, the Company owned interests in 565 U.S. shopping centers and mixed-use assets comprising 100 million square feet of gross leasable area.

Company Information Established in 1958 Member of the S&P 500 Listed on NYSE	Our Properties* 565 properties 100 million square feet of gross leasable area	Our Employees* 710 employees 30 primary offices Average tenure of 10.1 years

* As of 12/31/2025

kimcorealty.com	Proxy Statement 2026	1

About Kimco

Operating Performance Highlights

Kimco’s operating results in 2025 reflect the success of our strategy, focused on grocery-anchored, open-air and mixed-use centers in the first ring suburbs of the top major metropolitan markets in the U.S.

Balance Sheet & Liquidity Strength	Operational Resilience

•  Ended the year with over $2.2 billion of immediate liquidity.

•  Reported Consolidated Net Debt-to-EBITDA* of 5.4x.

•  Achieved an “A-” credit rating from S&P Ratings and an “A3” rating from Moody’s Ratings.

•  Repurchased 6.1 million shares of common stock during the year at a weighted average price of $19.79 per share.

•  Leased over 12 million square feet across the nearly 2,000 leases signed during the year.

•  Grew pro-rata portfolio occupancy to 96.4% at the end of the year, matching the Company’s all-time high.

•  Ended the year with pro-rata leased occupancy for anchor spaces at 97.9%, and pro-rata small shop occupancy at an all-time high of 92.7%.

•  Expanded leased-to-economic leased occupancy spread to 390 basis points, representing $73 million of annual base rent (“ABR”) for near-term rent commencements from signed leases.

Dividend Growth & Cash Flow	Investment Activity & Capital Recycling

•  Generated over $1.1 billion in net cash flow provided by operating activities and paid an aggregate of $714.6 million of dividends.

•  Paid $1.01 per share in common stock dividends in 2025, representing a 4% increase over the amount paid in 2024.

•  Acquired the remaining 85% interest in Tanasbourne Village, a dual-grocery-anchored center, for a pro-rata purchase price of $65.9 million.

•  Acquired from the Structured Investment Program:

•  The Markets at Town Center, a 254,000-square-foot center anchored by Sprouts Farmers Market in Jacksonville, Florida for $108.2 million; and

•  The common member interests in The Shoppes at 82nd Street, a Target-anchored center located in a densely populated area of Queens, New York, for $74.0 million.

Total Stockholder Return Performance

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in Annex A

2	Proxy Statement 2026	kimcorealty.com

Governance at Kimco

Governance at Kimco

Corporate Governance Policies and Procedures Overview

The Board of Directors of the Company (“the Board”) is responsible for providing governance and oversight of the strategy, operations and management of the Company with its primary objective being to represent the interests of our stockholders. The Board oversees our senior management to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters, and a Code of Business Conduct and Ethics that, together with our Charter and Bylaws, form the governance framework for the Board and its committees.

The Board regularly reviews the Corporate Governance Guidelines and other corporate governance documents and, from time to time, revises them when it believes it is in the best interests of the Company to do so given changing regulatory and governmental requirements and best practices. The following sections provide an overview of our corporate governance structure.

Complete copies of our Corporate Governance Guidelines, committee charters, Code of Business Conduct and Ethics and other governance documents are available in the Investor/Governance section of our website at www.kimcorealty.com.

Highlights

Board Structure and Independence

√    Separate Chairman and Chief Executive Officer (“CEO”)

√    6 of 9 directors nominees are independent; Audit, Executive Compensation and Nominating and Corporate Governance Committees are each entirely comprised of independent directors

√    Require any search firm to include in its initial list of board candidates, qualified candidates who reflect a variety of backgrounds, skillsets and perspectives

√    Executive sessions of non-management directors are held at all Board and committee meetings

√    Annual strategic review by the Board with management

√    No familial relationships among director nominees

√    Limits on other board service to prevent “overboarding”

√    Formal “Clawback” Policy

Stockholder Rights

√    Annual election of all directors

√    Majority voting for directors in uncontested elections

√    No supermajority vote requirements

√    Annual Say-on-Pay advisory vote

√    Stockholders have the right to amend the Bylaws

√    Stockholders representing a majority can call special meeting

√    Proxy Access: stockholder (or a group of 20) owning 3% of our common stock for at least three years may nominate up to 20% of board members

√    No “poison pill” in effect

√    “Double trigger” change in control arrangement that covers certain of our named executive officers (“NEOs”)

√    Stockholder feedback is solicited and shared with the Board

Board Oversight

√    Structured oversight of the Company’s corporate strategy and risk management

√    Nominating and Corporate Governance Committee oversees Corporate Responsibility strategy and initiatives, as well as corporate governance oversight

√    Provide continuing education for our Board

√    Cybersecurity, AI, and regulatory compliance oversight by Audit Committee

√    Board and senior management succession planning

√    Annual self-assessment of Board and Board committee performance

Accountability and Best-In-Class Governance Practices

√    2025 engagement reached common stockholders representing approximately 40% of shares held by the Top 50 stockholders as of December 31, 2025

√    Stock ownership policies for directors and NEOs, including stock retention requirements for those who have not achieved the applicable stock ownership levels

√    Prohibition of hedging and pledging Company stock by directors and NEOs

√    Code of Business Conduct and Ethics for directors, officers and employees

√    Corporate Responsibility Steering Committee manages Corporate Responsibility program

√    Oversight of political contributions (de minimis amounts in 2025)

kimcorealty.com	Proxy Statement 2026	3

Governance at Kimco

Board Leadership Structure

The Board has separated the roles of the Chairman of the Board and the CEO. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, establishes the agenda for Board meetings in consultation with the CEO and presides over meetings of the full Board.

The Board appointed Richard Saltzman as the non-executive, independent Chairman of the Board on April 29, 2025.

Director Independence

Our Board has adopted a formal set of categorical independence standards that set forth the criteria used to determine director independence, including guidelines relating to directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These standards meet, and in certain respects exceed, the listing standards of the NYSE. The Board’s categorical independence standards are available, along with the Company’s Corporate Governance Guidelines, on the Investor/Governance section of the Company’s website at www.kimcorealty.com and are available in print upon request. Based on these standards and NYSE listing standards, the Board has affirmatively determined that Philip E. Coviello, Nancy Lashine, Frank Lourenso, Henry Moniz, Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman are independent.

Term of Office

All directors elected at the Annual Meeting will serve until the 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

Director Attendance

The Board met seven times in 2025. During 2025, each current director, other than Mr. Jamieson who was elected to the Board on January 19, 2026, attended 100% of the aggregate meetings of the Board and the committees on which such person served.

The Company encourages directors to attend each annual meeting of stockholders, and all of the directors were in attendance at the 2025 Annual Meeting of Stockholders.

Director Continuing Education

The Company maintains a continuing education program for directors. In 2025, directors participated in customized Company- sponsored sessions covering business-related topics, corporate governance matters, SEC rule changes, and other current topics including ethical conduct, cybersecurity, and AI, with content tailored to relevant Board committees. These sessions consist of detailed presentations on these matters, together with discussions on each covered topic.

4	Proxy Statement 2026	kimcorealty.com

Governance at Kimco

Stock Ownership Guidelines

The Company maintains stock ownership guidelines requiring each director and NEO to own shares of the Company’s common stock with a value equal to a certain multiple of his or her annual retainer or base salary. Equity interests that count towards the satisfaction of these guidelines include shares owned outright or jointly owned, restricted shares, and shares held in a 401(k)-retirement plan. Directors and NEOs have five years from the date they join the Board or commence service as an executive officer to meet the applicable ownership requirements. All directors, other than Ms. Lashine, and all NEOs are currently in compliance with the Company’s stock ownership requirements. Ms. Lashine, who joined the Board on January 21, 2025, has until January 21, 2030 to meet the applicable ownership levels under the Company’s stock ownership guidelines.

Covered Person	Multiple Of Salary / Retainer
Independent Chairman	5x
Non-Employee Director	5x
Chief Executive Officer	5x
President	3x
Chief Operating Officer	3x
Chief Financial Officer	2x

The Company also maintains a stock retention requirement for directors and NEOs. Any director or NEO who has not achieved the applicable stock ownership threshold is required to retain all net-settled shares, after payment of applicable taxes, transaction costs, and option exercise prices, until the applicable stock ownership level is met.

No Hedging or Pledging Transactions

The Company has adopted policies prohibiting directors and NEOs from engaging in any hedging transactions with respect to the Company’s equity securities, including the use of any financial instruments (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of the Company’s equity securities. The Company also prohibits directors and NEOs from pledging shares of the Company’s common stock.

Insider Trading Policy

The Company has adopted an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards.

Clawback Policy

The Company has adopted a compensation recovery (clawback) policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and applicable NYSE listing standards. This policy provides for the mandatory recovery (subject to limited exceptions) of erroneously awarded (granted, earned or vested) incentive-based compensation from current and former officers during the three years preceding the date that the Company is required to prepare an accounting restatement, to the extent such compensation exceeded the amount that would have been received based on the restated financial results.

Board Membership

The Nominating and Corporate Governance Committee assists the Board in establishing criteria and qualifications for director candidates, identifying individuals who meet such criteria, and recommending nominees for election to the Board. In doing so, the Committee evaluates each candidate in the context of the Board as a whole, considering the experience and qualifications matrix (page 10), anticipated retirements, and the skills and attributes needed to support effective Board succession and long-term Company success.

Risk Oversight

Our Board oversees the Company’s enterprise-wide risk management framework, which is designed to support the achievement of the Company’s strategic and operational objectives, enhance long-term performance, and create stockholder value. Management is responsible for establishing our business strategy, identifying and assessing material risks, and implementing appropriate risk management practices. The Board reviews the Company’s strategy and management’s assessment of the related risks, and discusses the overall risk profile and tolerance level for the Company with management. The Board oversees operating risk on an enterprise-wide basis and meets with management at least quarterly to receive updates on the Company’s operations, business strategies, and the monitoring of key risks. The Board has delegated primary oversight of enterprise risk management (“ERM”) to the Audit Committee. The Audit Committee meets with management at least quarterly and receives regular reports from management, the independent registered public accounting firm, the internal auditors, and legal advisors regarding the Company’s assessment of risks, including those related to financial reporting, cybersecurity, AI, and other risks identified through the ERM process. Additional risk oversight responsibilities are allocated to the Executive Compensation and Nominating and Corporate Governance Committees. The risk oversight responsibilities of each committee are described further in “Committees of the Board” below. The Board believes that its leadership structure (described in “Board Leadership Structure” above) facilitates effective risk oversight by enabling active engagement by the Board, and its committees, with leadership from the Chairman of the Board, in overseeing management’s actions and risk management practices.

kimcorealty.com	Proxy Statement 2026	5

Governance at Kimco

Leaders in Corporate Responsibility

The Company strives to build a thriving and viable business that successfully delivers long-term value for stockholders while supporting the needs of its broader stakeholder base. The Company’s Corporate Responsibility program is aligned with its core business strategy of creating destinations for everyday living that foster community engagement and long-term value creation. The Board and its committees oversee the Company’s Corporate Responsibility strategy, with management responsible for its execution and day-to-day implementation.

2025 Corporate Responsibility Highlights

During 2025, the Company advanced its Corporate Responsibility initiatives, including the following:

•	Certified 120 properties via IREM® Certified Sustainable Properties Volume Program, bringing the total number of IREM® CSP certified properties across the portfolio to 172 as of December 31, 2025.
•	Conducted a Scope 3 GHG Emissions assessment, establishing a related goal anticipated to be published in the 2025 Corporate Responsibility Report.
•	Launched enhanced tenant data engagement process to improve data access and accuracy, supporting the disclosure of Kimco’s Scope 3 goal, anticipated to be published in the 2025 Corporate Responsibility Report.
•	Engage regularly with key stakeholders on Corporate Responsibility matters, including the Board, employees, stockholders, joint venture partners, tenants and retailer partners, vendors, and local communities.

Additional information regarding Kimco’s Corporate Responsibility program is available in the Corporate Responsibility Report posted on the Company’s website. The information contained in the Corporate Responsibility Report and on the Company’s website does not constitute a part of this Proxy Statement.

6	Proxy Statement 2026	kimcorealty.com

Governance at Kimco

Committees of The Board

Audit Committee

Committee Members	Key Responsibilities

Richard B. Saltzman, Chair
Philip E. Coviello
Nancy Lashine
Frank Lourenso
Henry Moniz

Meetings:

Met six times during fiscal year 2025

Independence and Financial Expertise:

The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s independence standards and applicable NYSE listing standards.

The Board has also determined that each Audit Committee member qualifies as an “audit committee financial expert,” in accordance with Item 407(d)(5) of Regulation S-K.

Charter:

The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com.

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, risk management, and compliance functions. In carrying out its responsibilities, the Audit Committee:

•

Oversees the integrity of the Company’s financial statements and related accounting and reporting processes, including internal control over financial reporting

•

Selects, engages, evaluates and reviews the independence and performance of the Company’s independent registered public accounting firm

•

Reviews the scope and results of the Company’s internal audit function

•

Oversees compliance with REIT and other tax requirements

•

Reviews enterprise risk management (“ERM”), including risk management related to our cybersecurity program, including governance, policies and procedures, and incident response

•

Assists the Board in overseeing compliance with applicable legal and regulatory requirements, including those related to the Company’s financial reporting

•

Reviews and approves the Audit Committee Report included in this Proxy Statement (page 43) which further details the Audit Committee’s responsibilities

Enterprise Risk Management and Oversight

Each year, management and the Company’s internal auditors, prepare an enterprise risk assessment matrix, which is reviewed and approved by the Audit Committee. The Audit Committee meets with management at least quarterly and receives regular reports from management, the independent registered public accounting firm, the internal auditors and legal advisors regarding the Company’s assessment of risks, including those related to financial reporting, cybersecurity, AI, and others identified through the ERM process.

The Audit Committee oversees management’s implementation of our cybersecurity risk management program and receives quarterly briefings from the Chief Information Security Officer regarding the evolving cybersecurity threat landscape, as well as the Company’s cybersecurity readiness, resiliency, and incident response capabilities. In addition, the Audit Committee receives reports from the Company’s internal auditors regarding internal controls and risk assessments at least annually, and more frequently as appropriate. There were no material internal control deficiencies identified.

The Audit Committee reports regularly to the Board. While the Board retains overall responsibility for risk oversight, the Audit Committee focuses on financial, compliance, and enterprise risk matters. Management is responsible for the day-to-day identification, assessment, and management of risks and reports regularly to both the Board and Audit Committee. The Board believes this division of responsibilities provides an effective framework for addressing the risks facing the Company.

Additional Risk and Oversight Responsibilities

In furtherance of its oversight role, the Audit Committee:

•

Oversees financial, credit and liquidity risk by working with management and our treasury function to evaluate financial strategy, credit risk, capital structure, liquidity needs, and related risk-mitigating strategies.

•

Reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline, with respect to financial reporting and other matters.

•

Oversees the adoption and periodic review, either annually or on an as needed basis, of the Company’s Code of Business Conduct and Ethics, which is designed to promote the highest standards of business ethics.

kimcorealty.com	Proxy Statement 2026	7

Governance at Kimco

Executive Compensation Committee

Committee Members	Key Responsibilities

Valerie Richardson, Chair
Nancy Lashine
Frank Lourenso
Mary Hogan Preusse
Richard B. Saltzman

Meetings:

Met six times during fiscal year 2025

Independence:

The Board has determined that each member of the Executive Compensation Committee is independent within the meaning of the Company’s independence standards and applicable NYSE listing standards.

Charter:

The Executive Compensation Committee operates under a written charter adopted by the Board. A copy of the Executive Compensation Committee Charter is available on the Company’s website located at www.kimcorealty.com.

The Executive Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s executive compensation philosophy, programs, and practices. In carrying out its responsibilities, the Executive Compensation Committee:

•

Establishes and oversees our executive compensation and benefits programs

•

Approves compensation arrangements for senior management, including performance metric selection, and the design and approval of annual and long-term incentive compensation programs, based on third-party analysis and recommendations provided by the Committee’s independent compensation consultant

•

Evaluates our CEO’s performance

•

Reviews senior management leadership, performance, development and succession planning

•

Oversees the Company’s stock ownership policy applicable to directors and named executive officers

•

Reviews and recommends compensation for the Company’s non-employee directors

•

Administers the Company’s Compensation Recovery (clawback) policy

•

Oversees compensation-related risk by designing and monitoring incentive compensation programs that encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests

Compensation Risk Oversight and Independent Advice

The Executive Compensation Committee has retained Pay Governance LLC (“Pay Governance”) as its independent compensation consultant. Pay Governance performs no other services for the Company other than executive compensation consulting services and reports directly to the Executive Compensation Committee.

Nominating & Corporate Governance Committee

Committee Members	Key Responsibilities

Mary Hogan Preusse, Chair
Philip E. Coviello
Henry Moniz
Valerie Richardson
Richard B. Saltzman

Meetings:

Met six times during fiscal year 2025

Independence:

The Board has determined that each member of the Nominating & Corporate Governance Committee is independent within the meaning of the Company’s independence standards and applicable NYSE listing standards.

Charter:

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website located at www.kimcorealty.com.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to corporate governance, Board composition, and Corporate Responsibility matters. In carrying out its responsibilities, the Committee:

•

Oversees governance-related risks and works with management to establish and periodically review the Company’s corporate governance guidelines, including the Board’s leadership structure and committee composition

•

Reviews the Company’s Corporate Responsibility, strategy, and initiatives with management, on a quarterly basis or more frequently as needed, and oversees progress toward the goals established for the Company’s Corporate Responsibility program

•

Reviews the Company’s Corporate Responsibility policies which include human capital management, including employee engagement, culture, health and safety, on an annual basis

•

Assists the Board in establishing criteria and qualifications for director candidates

•

Identifies, evaluates, and recruits qualified individuals to serve as directors and recommends nominees for election to the Board, with an emphasis on maintaining a board that reflects a wide variety of backgrounds, experiences, and perspectives and meets applicable independence standards

•

Leads the Board’s annual performance self-assessment process and reviews the results with the Board

•

Reviews Board committee membership and recommends committee assignments to the Board

8	Proxy Statement 2026	kimcorealty.com

Governance at Kimco

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants to determine whether any such person has a direct or indirect material interest. Our current written policies and procedures for the review, approval, or ratification of related person relationships and transactions are set forth in the following governance documents:

•	Code of Business Conduct and Ethics
•	Corporate Governance Guidelines
•	Nominating and Corporate Governance Committee Charter
•	Audit Committee Charter

Our Code of Business Conduct and Ethics applies to all directors and employees. Any potential conflicts of interest involving directors, executive officers, or other principal officers may be reviewed and approved only by the Board. The Code of Business Conduct and Ethics is available on the Company’s website located at www. kimcorealty.com through the Investors/Governance/ Governance Documents section and is available in print upon request.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee annually reviews the relationships each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in connection with the Board’s determinations regarding director independence under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position, or interest that conflicts with, or appears to conflict with, the interests of the Company. If an actual or potential conflict of interest arises, the director is required to promptly report the matter to the Independent Chairman of the Board. Any significant conflict must be resolved, or the director is expected to resign. Directors with a personal interest in a matter before the Board are required to disclose the interest, recuse themselves from discussion on the matter, and abstain from voting. The Corporate Governance Guidelines further provide that the Board is responsible for reviewing and, where appropriate, approving material changes to the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other key governance policies, and for overseeing the Company’s adherence to the highest standards of ethical conduct and compliance with applicable laws and regulations.

Pursuant to the Audit Committee Charter and the Audit Committee’s related person transaction policy, the Audit Committee reviews and approves or ratifies all related person transactions required to be disclosed under applicable rules, as well as any other related person transactions identified by management or the Company’s internal audit function. In reviewing such transactions, the Audit Committee considers, among other factors, the nature of the related person’s interest, the material terms of the transaction, the importance of the transaction to the related person and to the Company, the potential impact on the objectivity or impairment of judgment of a director or executive officer to act in the best interest of the Company, and any other matters deemed appropriate. All related person transactions described in this Proxy Statement have been reviewed in accordance with these policies.

Joint Ventures

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives fees and proceeds related to these joint ventures and partnerships from time to time.

Transactions with Ripco Real Estate Corporation

Ripco Real Estate Corp. and its subsidiaries and affiliates (“Ripco”), a leading broker in the metro New York area and in Florida with over 200 associates and eight offices, serves as a leasing agent and representative for national and regional retailers including Target, Best Buy, TJX Corp. and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper, Chairman Emeritus. Effective April 29, 2025, Milton Cooper discontinued his service as a director and as Executive Chairman and as a result, he is no longer considered a related party. During the period from January 1, 2025 to April 29, 2025, the Company paid brokerage commissions of $0.2 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

kimcorealty.com	Proxy Statement 2026	9

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Director Nominees

The Company’s Bylaws (the “Bylaws”) provide that all directors be elected at each annual meeting of stockholders. Our Board is currently comprised of 10 directors, all of whom other than Mr. Frank Lourenso are standing for election at the Annual Meeting. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the nine nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. Each of the nominees recommended for election are expected to be able to serve. If, however, any nominee is unable to serve, the proxies may vote for a substitute nominee recommended by the Nominating and Corporate Governance Committee and nominated by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting.

We are requesting that the stockholders elect the nominees for director (listed below) to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The Board recommends a vote FOR each nominee.

Vote Required

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” each of the nominees set forth in this proxy statement.

	Ross Cooper	Philip E. Coviello	Conor C. Flynn	David Jamieson	Nancy Lashine	Henry Moniz	Mary Hogan Preusse	Valerie Richardson	Richard B. Saltzman
Primary Role	Kimco President and Chief Investment Officer	Former Latham & Watkins LLP Partner	Kimco CEO	Kimco Executive Vice President & Chief Operating Officer	Founder and CEO of Park Madison Partners	Chief Compliance Officer of Meta	Former Managing Director and co- head of Americas Real Estate for APG Asset Mgmt. U.S.	Former Chief Operating Officer of the ICSC	Former CEO and President of Colony Capital
Age	43	82	45	45	69	61	57	67	69
Director Since	2025	2008	2016	2026	2025	2021	2017	2018	2003
Independent		●		●	●	●	●	●	●

Committee
Audit		●			●	●			●
Executive Compensation					●		●	●	●
Nominating and Corporate Governance		●				●	●	●	●

Experience/Qualifications
Business Leadership	●	●	●	●	●	●	●	●	●
Reit / Real Estate	●	●	●	●	●		●	●	●
Public Company Executive	●		●	●		●		●	●
Investment / Financial	●	●	●	●	●	●	●	●	●
Corporate Responsibility	●	●	●	●	●	●	●	●	●
Legal		●					●
Risk Oversight					●	●	●		●
Technology (AI, Cybersecurity)	●		●	●		●	●

Attendance: During 2025, each director (excluding Mr. Jamieson who was elected to the Board on January 19, 2026) attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director served.

10	Proxy Statement 2026	kimcorealty.com

Proposal 1: Election of Directors

Board Composition

The following charts show the composition of the nine director nominees by age, tenure, gender, and board refreshment. More information about our process for evaluating the composition of the Board can be found on page 12.

Age	Tenure

	10+ Yrs.	2

	2-10 Yrs.	4

	0-1 Yrs.	3

Gender	Board Refreshment

kimcorealty.com	Proxy Statement 2026	11

Proposal 1: Election of Directors

Succession Planning and Board Refreshment

Our Nominating and Corporate Governance Committee evaluates the specific personal and professional attributes of each director candidate against those of the existing board to ensure an appropriate mix of skills, experiences, backgrounds, tenures, expertise, competencies and continuity across the full board, which is integral to the success of our Company. We believe a varied group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Nominating and Corporate Governance Committee, and any search firm it engages, aims to identify broad director candidate pools for any director candidate positions.

Over the past several years, the Board has undertaken an intentional refreshment process, utilizing an “accordion” approach that allows the Board to expand and contract as new directors are appointed and certain existing, often longer-tenured, directors do not stand for re-election. We believe this approach facilitates effective onboarding of new directors while preserving the institutional knowledge and continuity provided by more experienced directors, particularly in light of the cyclical nature of the real estate industry. As a result, the Board maintains a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected in the experience/qualifications matrix and nominee biographies. The Board’s current succession plan reflects the same objectives.

Director Nominee Selection Process

The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders. Such recommendations should include the name, address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

The Nominating and Corporate Governance Committee takes into account many factors in recommending candidates for a director. As described in the Company’s Corporate Governance Guidelines and in the aforementioned Succession Planning and Board Refreshment section, consideration is given to assuring that the Board, as a whole, considers the overall range of backgrounds on the board in its broadest sense, including representing various experiences, skills and backgrounds. The Nominating and Corporate Governance Committee, and any search firm it engages, aims to identify broad candidate pools for any director candidate positions.

Additional factors include, but are not limited to:

•	knowledge of real estate;
•	the ability to make independent analytical inquiries;
•	general understanding of laws and regulations, marketing, finance, accounting, technology and other elements relevant to the success of a publicly traded company in today’s business environment;
•	understanding of the Company’s business on a technical level;
•	other board service; and
•	educational and professional background.

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

12	Proxy Statement 2026	kimcorealty.com

Proposal 1: Election of Directors

Director Candidate Nominations through Proxy Access

Our Bylaws provide proxy access to our stockholders. Under this process, a stockholder or group of up to 20 stockholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least three years may seek to include director nominees in our proxy materials for an annual meeting of stockholders. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors up for election. To be eligible to use proxy access, such stockholders must satisfy other eligibility, procedure and disclosure requirements set forth in our Bylaws.

Limits on Board Service

Service as a member of the Board is a significant commitment in terms of both time and responsibility. Accordingly, each director is encouraged to limit the number of other boards on which he or she serves so that such other directorships and commitments do not materially interfere with his or her service as an effective and active member of the Board. Service on other boards and/or committees should also be consistent with the Company’s conflict-of-interest policies and reviewed annually. Our Corporate Governance Guidelines provide for the following limitations:

Position	Maximum Number of Public Company Boards
Board Members	4 other boards
Audit Committee Members	2 other audit committees

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance help ensure that the Board and its committees function effectively and in the best interest of our stockholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between the Board and management. The Board’s annual self-evaluation and assessment process, which is overseen by our Independent Chairman and Chair of our Nominating and Corporate Governance Committee, is re-evaluated annually and is currently structured and carried out as follows:

Executive Sessions of Non-Management Directors

The non-management directors hold regularly scheduled executive sessions of the Board and its committees without senior management present. These executive sessions are chaired by the Independent Chairman (at Board meetings) or by the committee chairs (at committee meetings), all of whom are independent directors. The non-management directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2025.

kimcorealty.com	Proxy Statement 2026	13

Proposal 1: Election of Directors

Information Regarding Nominees

The members of our Board provide a broad combination of experience and backgrounds that enable the Board to lead and advise the Company on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers comprehensive, strategic insights into the Company’s competitive position based on their individual backgrounds, which enables them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with the Company and in the REIT, real estate and retail industries as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a range of intellectual and experiential backgrounds, with complementary skills and professional training.

Ross Cooper President and Chief Investment Officer and Director Age: 43 Director Since: 2025

Ross Cooper was elected President and Chief Investment Officer in February 2017, and elected to the Company’s Board in 2025. Prior to that, Mr. Cooper served as Executive Vice President and Chief Investment Officer since May 2015. In his current role, Mr. Cooper works closely with the Company’s Investment Committee, risk team, and organizational leadership in overseeing development and implementation of the Company’s acquisition and disposition strategy. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves certain investments, development projects and property dispositions. Mr. Cooper joined the Company in 2006, and he previously served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015.

Ross Cooper holds a B.S. from the University of Michigan and a Master’s in Real Estate from New York University.

Key experience and qualifications to serve on the Board include:

•	Nearly two decades of company experience in roles of increasing responsibility, including President and Chief Investment Officer, Executive Vice President and Chief Investment Officer, Senior Vice President, and Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region, providing deep knowledge of the Company’s portfolio, markets and operating model.
•	Extensive responsibility for overseeing the Company’s acquisition, disposition and asset-management strategy, including working closely with the Investment Committee, risk team and regional leadership to underwrite investments, recycle capital and align the portfolio with the Company’s long-term strategic objectives.
•	Voting member of the Company’s Investment Committee, which approves certain investments, development projects and property dispositions, demonstrating strong judgment in capital allocation, risk management and strategic oversight of the Company’s real estate investments.
•	Formal real estate education, with a B.S. from the University of Michigan and a Master’s in Real Estate from New York University, supporting his practical transaction and portfolio-management experience with strong analytical and financial training.
Philip E. Coviello Director (Non-Management) Age: 82 Director Since: 2008

Philip E. Coviello serves as a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as a member of the Audit Committee and Nominating/Corporate Governance Committees, and as Chairperson of the Compensation Committee. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board include:

•	Over 35 years of experience counseling boards of directors and senior management as a corporate lawyer on corporate governance, regulatory compliance, real estate transactions and other issues affecting public companies.
•	Extensive capital markets and real estate experience as counsel to both issuers and underwriters, including significant involvement in the review and analysis of audited and pro forma financial statements and SEC filings, as well as representing the Company in its initial public offering.
•	Experience as a director of another publicly traded real estate company, including roles on the audit and nominating/corporate governance committees and as chair of the compensation committee, providing additional perspective on best practices in executive compensation, risk oversight and board processes.
•	Educational background that combines legal and business training, with degrees from Princeton University and Columbia University’s law and business schools, supporting his ability to evaluate complex legal, financial and strategic issues brought before the Board.

14	Proxy Statement 2026	kimcorealty.com

Proposal 1: Election of Directors

Conor C. Flynn Chief Executive Officer and Director Age: 45 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn holds a B.A. from Yale University and a Masters in Real Estate Development from Columbia University. Mr. Flynn is a member of the Executive Board of National Association of Real Estate Investment Trusts (“Nareit”), and in 2025 served as their Chair. Mr. Flynn is a member and board member of the Real Estate Roundtable. In November 2025, he was appointed as an independent director to the Board of AvalonBay Communities, Inc. He is also a trustee, member of the Executive Board and the 2026 Vice Chairman of the International Council of Shopping Centers (“ICSC”).

Key experience and qualifications to serve on the Board include:

•	Over two decades at the Company in leadership roles of increasing responsibility, including Chief Executive Officer, President, Chief Operating Officer, Chief Investment Officer, and President, Western Region, providing deep familiarity with the Company’s portfolio, organization, and markets.
•	Extensive knowledge of the shopping center and retail real estate industry and current market trends, informed by his long operating history and direct responsibility for strategy, development, leasing, and capital deployment.
•	Perspective as Chief Executive Officer, together with broad leadership and team-building experience, offering unique insight into the strategic, financial, and operational opportunities and challenges facing the Company.
•	Strong operational background and demonstrated success in repositioning and redeveloping assets to their highest and best use, aligning closely with the Company’s long-term objective to adapt its portfolio to the changing retail landscape.
•	Formal real estate training, with a B.A. from Yale University and a Masters in Real Estate Development from Columbia University, complemented by active leadership roles in key industry associations, which enhance his ability to represent stockholder interests and bring external best practices into the boardroom.
David Jamieson Executive Vice President and Chief Operating Officer and Director Age: 45 Director Since: 2026

David Jamieson was appointed Executive Vice President and Chief Operating Officer in February 2017 and appointed to the Company’s Board in January 2026. Prior to that Mr. Jamieson served as Executive Vice President of Asset Management and Operations since 2015. Mr. Jamieson is also a voting member of the Company’s Investment Committee, which approves certain investments, development projects and property dispositions. Mr. Jamieson holds a B.S. from Boston College and an M.B.A. from Babson College.

Key experience and qualifications to serve on the Board include:

•	Nearly two decades of experience at the Company in roles of increasing responsibility, including Chief Operating Officer, Executive Vice President of Asset Management and Operations, and Vice President of Asset Management and Leasing for the Western Region, providing deep familiarity with the Company’s portfolio, tenants and operating platform.
•	Extensive responsibility for overseeing asset management and operations, including leasing, operating efficiency, and property-level performance, which directly informs the Board’s oversight of strategy execution and operating risk.
•	Comprehensive knowledge and understanding of the Company, current industry and market trends, and emerging, technologies including AI, developed through his long operating tenure.
•	Active, voting member of the Company’s Investment Committee, contributing to decisions on new investments, development projects and property dispositions, and providing insight into capital allocation and risk management.
•	Leadership in shaping the Company’s corporate responsibility and sustainability initiatives, aligning long-term environmental and social objectives with business strategy and stockholder expectations.

kimcorealty.com	Proxy Statement 2026	15

Proposal 1: Election of Directors

Nancy Lashine Director (Non-Management) Age: 69 Director Since: 2025

Nancy Lashine has been a Director of the Company since January 2025. Ms. Lashine serves as a member of the Executive Compensation Committee and Audit Committee. Ms. Lashine is the Founder and CEO of Park Madison Partners, a boutique real asset private equity placement firm. The firm is a leading advisor to investment management firms on their business strategy. Park Madison is headquartered in New York City and is a FINRA regulated broker dealer.

Ms. Lashine has over 35 years of real estate and investment marketing experience. Prior to forming Park Madison Partners, Ms. Lashine was a strategic consultant advising leading institutional real estate investment managers on product development and the implementation of institutional marketing initiatives. Clients included Lehman Brothers, Angelo Gordon, ING Clarion, Sentinel Real Estate and JER Partners. Ms. Lashine was an early member of The O’Connor Group from 1985 to 1995 and began her finance career at LF Rothschild, Unterberg and Towbin from 1981 to 1985.

Ms. Lashine earned her MBA at Columbia University Graduate School of Business, and a BFA, cum laude, from Case Western Reserve in Dance Theatre. She serves on the Columbia MBA Real Estate Advisory Board and is a Global Trustee of Urban Land Institute.

Key experience and qualifications to serve on the Board include:

•	Over 35 years of experience in real estate and investment marketing, with deep industry knowledge, relationships and skills in capital markets, real estate investment, due diligence and managing a regulated broker-dealer business.
•	Founder and CEO of a leading real asset private equity placement and advisory firm, providing entrepreneurial leadership experience and a strong foundation in business management and strategic thinking.
•	Extensive analytical skills and financial acumen developed through advising prominent institutional real estate investment managers on product development, capital formation and complex capital solutions, including closed- and open-end funds, programmatic ventures and portfolio recapitalizations.
•	Direct experience operating in a highly regulated environment, enhancing her ability to oversee risk, compliance and governance matters in her roles on the Executive Compensation Committee and Audit Committee.
•	Formal business training, including an MBA from Columbia Business School, and active engagement with industry organizations such as the Columbia MBA Real Estate Advisory Board and Urban Land Institute, which support her ability to bring best practices and an external perspective into the boardroom.
Henry Moniz Director (Non-Management) Age: 61 Director Since: 2021

Henry Moniz has been a Director of the Company since January 2021. Mr. Moniz is currently a member of the Audit and Nominating and Corporate Governance Committees. Mr. Moniz joined Meta Platforms, Inc. (formerly Facebook) as Chief Compliance Officer in February of 2021 and formerly served as the Chairman of the board of directors of Meta Payments, Inc. Prior to his move to Facebook, Mr. Moniz was the Executive Vice President and Chief Compliance Officer at Paramount Global (formerly ViacomCBS Inc.), where he also served as Chief Audit Executive. Mr. Moniz was at Paramount Global from 2004 to 2021 and also previously served as Chairman of the Privacy/ IT Security Council; Vice President, Associate General Counsel; and Chairman of the Compliance Committee. Prior to joining Paramount Global, Mr. Moniz was a Partner at Bingham McCutchen (now part of Morgan Lewis), served as Minority Counsel to the U.S. House Judiciary Committee for the Impeachment Inquiry on President Clinton, and as a federal prosecutor in the Boston and Miami United States Attorney’s Offices for the U.S. Department of Justice. Mr. Moniz currently serves on the Advisory Board of the Center on the Legal Profession at Harvard Law School. Mr. Moniz previously served through January 2021 on the Advisory Board for Acritas, the legal market data firm that is now part of Thomson Reuters.

He holds a J.D. from the University of Pennsylvania Law School and an A.B. from Bowdoin College.

Key experience and qualifications to serve on the Board include:

•	Over 30 years of experience counseling boards of directors and senior management on legal and regulatory compliance, ethics, corporate governance and enterprise risk management in highly regulated, technology- and media-focused environments.
•	Extensive risk-management experience in cybersecurity, data privacy and information-technology controls developed through senior compliance and audit leadership roles at major global companies.
•	Broad legal expertise gained as a federal prosecutor, Minority Counsel to the U.S. House Judiciary Committee during a presidential impeachment inquiry, partner at a major law firm, and senior in-house counsel and compliance leader at Paramount Global and Meta Platforms, providing a strong foundation for overseeing complex legal, regulatory and reputational risks.
•	Ongoing involvement with leading academic and professional organizations, including service on the Advisory Board of the Center on the Legal Profession at Harvard Law School, which supports his ability to bring emerging best practices in governance and compliance into the boardroom.

16	Proxy Statement 2026	kimcorealty.com

Proposal 1: Election of Directors

Mary Hogan Preusse Director (Non-Management) Chair of Nominating & Corporate Governance Committee Age: 57 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse currently serves as the Chair of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and Realty Income Corporation, and serves as a senior adviser to Fifth Wall Ventures Management LLC. She previously served on the board of directors of VEREIT, Inc. until its merger with Realty Income Corporation in November 2021. In 2015, she was the recipient of Nareit’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. Ms. Hogan Preusse holds an A.B. in Mathematics from Bowdoin College in Brunswick, Maine and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board include:

•	Significant experience in the REIT industry, including more than 30 years analyzing and underwriting REITs as both a buy-side portfolio manager and a sell-side research analyst, as well as frequent participation as a panelist and speaker at industry conferences.
•	Direct responsibility for managing APG’s public real estate investments across North and South America, with approximately $13 billion in assets under management at the time of her announced departure, providing deep insight into institutional investor expectations, capital markets and long-term portfolio construction.
•	Extensive experience engaging with management teams and boards of publicly traded REITs on strategy, governance and compensation matters throughout her asset-management career and in her current roles on the boards of Digital Realty Trust, Host Hotels & Resorts and Realty Income.
•	Recognized REIT industry leadership, including receipt of Nareit’s E. Lawrence Miller Industry Achievement Award and ongoing service on REIT-focused advisory bodies, which supports her in her role as Chair of the Nominating and Corporate Governance Committee and as a member of the Executive Compensation Committee.
Valerie Richardson Director (Non-Management), Chair of the Executive Compensation Committee Age: 67 Director Since: 2018

Valerie Richardson has been a Director of the Company since June 2018. Ms. Richardson is currently the Chair of the Executive Compensation Committee and a member of the Nominating and Corporate Governance Committee. Ms. Richardson has served as a member of the board of directors of American Healthcare REIT, Inc. since January 2023 and previously served as the Vice President of Real Estate for The Container Store, Inc. from September 2000 until February 2021. Prior to joining The Container Store in the fall of 2000, Ms. Richardson was Senior Vice President – Real Estate and Development for Ann Taylor, Inc., the specialty women’s apparel retailer, where she administered the company’s store expansion strategy for Ann Taylor and Ann Taylor Loft. Before Ann Taylor, Ms. Richardson was Vice President of Real Estate and Development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Prior to Barnes & Noble, Ms. Richardson was a Partner in the Shopping Center Division of the Dallas-based developer, Trammell Crow Company. She was elected ICSC Chairman for the 2018-2019 term as the first Chairman associated with a retail company and ICSC Vice-Chairperson for the 2017-2018 term. Ms. Richardson currently serves on the Board of the ICSC Foundation, and previously served as Chief Operating Officer of ICSC from 2021-2025. Ms. Richardson served as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson holds an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.

Key experience and qualifications to serve on the Board include:

•	Over 40 years of experience in the retail industry in senior real estate and development roles at major national retailers, providing a broad understanding of retail shopping center operations, retailer site-selection criteria, and real estate strategy.
•	Significant leadership experience at The Container Store, Ann Taylor, Barnes & Noble and Trammell Crow, offering insight into store expansion, merchandising-driven real estate decisions and landlord-tenant dynamics across multiple retail formats and cycles.
•	Extensive involvement with ICSC, including service as Chair, Vice-Chairperson, Chief Operating Officer and current Foundation Board member, which provides perspective on global industry best practices and performance trends across public and private retailers and real estate companies.
•	Public-company board and committee experience at American Healthcare REIT, together with her role as a member of the Company’s Executive Compensation and Nominating and Corporate Governance Committees, supporting strong oversight of executive pay, succession planning, and board governance.
•	Prior service as a trustee and head of the Quality Committee at Baylor Scott & White Medical Center – Plano, contributing additional corporate governance experience and significant time interfacing with management and directors in a highly regulated, stakeholder-sensitive environment.
kimcorealty.com	Proxy Statement 2026	17

Proposal 1: Election of Directors

Richard B. Saltzman Independent Chairman (Non-Management), Chair of Audit Committee Age: 69 Director Since: 2003

Richard B. Saltzman has served as Independent Chairman of the Board since April 2025. Mr. Saltzman is the Chair of the Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. He also currently serves, since October 2019, as Senior Advisor at Peaceable Street Capital, a provider of participating preferred equity capital to income producing commercial real estate owners and operators. Mr. Saltzman also serves on the board of directors of Equiem Holdings Pty. Ltd. Mr. Saltzman previously served as the Chief Executive Officer and President of Colony Capital, Inc. (NYSE: CLNY) from 2015 to 2018 and previously served as Senior Advisor and Chairman of the Board of Managers at Ranger Global Real Estate Advisors, an independent SEC-registered investment advisor focused exclusively on the publicly traded global real estate universe. He also served as Chairman of the Board of NorthStar Realty Europe Corp. until August 2019 and Chairman of the Board of Colony Credit Real Estate, Inc., until May 2020. Prior to joining various predecessors of Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman received a Nareit Industry Leadership Award in 1999 for his significant and lasting contributions to the REIT industry. Mr. Saltzman holds a B.A. from Swarthmore College and an M.S. from Carnegie Mellon University.

Key experience and qualifications to serve on the Board include:

•	More than 45 years of experience in real estate and financial services, including roles as a principal investor, investment manager and investment banker, providing deep expertise in capital markets, structured finance and strategic transactions.
•	Significant REIT experience through leadership positions at Colony Capital and its predecessors, and prior roles advising REITs on initial public offerings, follow-on offerings, other capital markets products and mergers and acquisitions, giving him a broad perspective on industry best practices and stockholder expectations.
•	Extensive board and committee service across multiple public real estate companies, including prior chair roles at NorthStar Realty Europe Corp., and Colony Credit Real Estate, Inc., as well as service on the boards of RXR Acquisition Corp. (where he served as Chairman of the Audit Committee), Colony Capital Inc., and Colony Starwood Homes, which enhances his ability to oversee audit, compensation and corporate governance matters as Independent Chairman and Chair of the Audit Committee.
•	Deep direct interaction with the Company in various capacities, contributing deep knowledge of the Company’s history, strategy and capital-markets activities and supporting continuity and long-term strategic oversight.
•	A long history of active engagement with industry organizations such as former roles as a Trustee of Nareit, Trustee of the Urban Land Institute, Board Member and Treasurer of the Pension Real Estate Association, and Board Member and Chair of the Capital Policy Advisory Committee at the Real Estate Roundtable, which contribute to his deep industry knowledge.

18	Proxy Statement 2026	kimcorealty.com

Proposal 1: Election of Directors

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

The non-management directors may be granted awards of deferred stock in lieu of directors’ fees under the Company’s 2025 Equity Participation Plan, as amended and/or restated from time to time (the “Equity Plan”). Unless otherwise provided by the Board, a grantee of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the common stock underlying the award has been issued.

Elements of 2025 Non-Employee Director Compensation
Annual cash retainer for Board service	$60,000
Additional annual cash retainer for:
Chairman of the Board (effective as of annual meeting, May 2025)	$125,000
Lead Independent Director (effective through annual meeting, May 2025)	$50,000
Non-Chair Members of the:
Audit Committee	$20,000
Executive Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$6,000
Chair of the:
Audit Committee	$45,000
Executive Compensation Committee	$35,000
Nominating and Corporate Governance Committee	$25,000
Restricted Stock or LTIP Unit award (approximate grant value date) (1)	$175,000

(1) Restricted stock awards granted in 2025 vest in 20% increments over a five-year period from the date of grant, subject to continued service. Non-employee directors may receive an award of LTIP Units (as defined below) in lieu of a restricted stock award, with similar vesting terms.

Non-Management Director Compensation for 2025

The following table sets forth the compensation that each non-management director earned in the calendar year 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	86,000	175,098	261,098
Nancy Lashine	90,000	175,098	265,098
Frank Lourenso	90,000	175,098	265,098
Henry Moniz	86,000	175,098	261,098
Mary Hogan Preusse	120,000	175,098	295,098
Valerie Richardson	101,000	175,098	276,098
Richard B. Saltzman	183,500	175,098	358,598

(1) As of December 31, 2025, Messrs. Lourenso and Saltzman were entitled to 51,649 shares and 86,569 shares of deferred stock, respectively.

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2025 based on the aggregate grant date fair value, calculated in accordance with the provisions of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s Annual Report on Form 10–K for the year ended December 31, 2025. As of December 31, 2025, Messrs. Lourenso, Coviello, and Moniz and Ms. Richardson each held 25,694 shares of unvested restricted stock, and Mr. Saltzman and Ms. Hogan Preusse each held 9,782 shares of unvested restricted stock. As of December 31, 2025, Mr. Saltzman and Ms. Hogan Preusse also each held 15,912 unvested LTIP Units, and Ms. Lashine held 8,720 unvested LTIP Units.

kimcorealty.com	Proxy Statement 2026	19

Proposal 1: Election of Directors

Executive Officers

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board, generally at the meeting of the Board following the Annual Meeting.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 14, for information regarding Ross Cooper, Conor C. Flynn and David Jamieson.

Glenn Cohen Executive Vice President and Chief Financial Officer Age: 62 Tenure: 1995

Glenn G. Cohen was appointed Executive Vice President and Chief Financial Officer of the Company in June 2010. Mr. Cohen served as Treasurer of the Company from 1997-2024. Mr. Cohen is a voting member of the Company’s Investment Committee, which approves certain investments, development projects and property dispositions. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, and capital market activities. In addition, Mr. Cohen was responsible for the information technology activities of the Company through October 2025. Mr. Cohen is an Independent Director for Piedmont Realty Trust, Inc. (NYSE: PDM), a real estate investment trust focused on the ownership and management of primarily Class A commercial office space. Mr. Cohen is Chairman of its Executive Compensation Committee and a member of its Audit Committee. Mr. Cohen was an Independent Director for Quality Care Properties, Inc. (NYSE: QCP), one of the nation’s largest actively-managed real estate investment trusts, specializing in post-acute/skilled nursing and managed care/assisted living properties. Mr. Cohen was a member of its Audit Committee. QCP was acquired by Welltower, Inc. (NYSE: WELL) in 2018.

Prior to joining Kimco Realty Corporation in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985 and is a Certified Public Accountant. Mr. Cohen is a member of Nareit, ICSC, New York State Society of Certified Public Accountants (NYSSCPA) and the American Institute of CPAs (AICPA).

20	Proxy Statement 2026	kimcorealty.com

Proposal 2: Advisory Resolution to Approve Executive Compensation

Proposal 2: Advisory Resolution to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis, of the Company’s executive compensation, as disclosed in this Proxy Statement. Our Board is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	• Align executive compensation with the Company’s and the individual’s performance
• Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests	• Provide executives with the opportunity to participate in the ownership of the Company
• Reward executives for long-term growth in the value of our stock
• Link executive pay to specific, measurable results intended to create value for stockholders
Motivate executives to achieve key performance goals	• Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
• Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures
Attract and retain a talented executive team	• Utilize an independent compensation consultant and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 22 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has historically determined to hold a Say-on-Pay advisory vote every year, and we expect that the next Say-on-Pay advisory vote will occur at the 2027 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2025 and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

Vote Required

The vote required for the advisory resolution to approve the Company’s executive compensation is the affirmative vote of a majority of the votes cast on the proposal. For purposes of this advisory resolution, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

kimcorealty.com	Proxy Statement 2026	21

Compensation Discussion & Analysis

Compensation Discussion & Analysis

Named Executive Officers

Our Compensation Discussion & Analysis (“CD&A”) describes Kimco’s 2025 executive compensation program for its named executive officers, or NEOs, listed below:

• Milton Cooper, Chairman Emeritus (Former Executive Chairman)

• Conor C. Flynn, Chief Executive Officer

• Ross Cooper, President and Chief Investment Officer

• Glenn G. Cohen, Executive Vice President and Chief Financial Officer

• David Jamieson, Executive Vice President and Chief Operating Officer

Our Compensation Philosophy

Our executive compensation program is designed to attract, motivate, and retain leaders who can drive our Company’s strategic objectives and long-term success. We structure compensation to remain competitive with comparable organizations, reflect geographic considerations, and align the interests of our executives with those of our stockholders. Our NEOs are primarily compensated through base salary, annual cash incentives, and equity awards, including long-term performance-based incentives.

We continuously evaluate and refine our executive compensation programs to reflect evolving governance best practices, our Company’s strategic priorities, and the scale and complexity of our business. We believe the compensation actually realized by our executives demonstrates our commitment to aligning management’s interests with those of our stockholders. The highlights below underscore our focus on pay for performance and our strong executive compensation governance framework.

Oversight of Compensation

Our Board has an Executive Compensation Committee (the “Committee” or the “Executive Compensation Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held six meetings in 2025.

The Committee is currently comprised of Valerie Richardson (Chair), Nancy Lashine, Frank Lourenso, Mary Hogan Preusse and Richard B. Saltzman. The Committee routinely consults with its third-party, independent compensation consultant and other advisors as well as through stockholder engagement activities in making its decisions, as it deems appropriate. The Committee is comprised entirely of independent directors as defined by the NYSE Listed Company Manual.

In 2025, the Committee’s compensation decisions were grounded in a pay for performance framework that reflected the Company’s achievement against pre-established corporate and financial performance goals, as well as individual contributions, with a focus on reinforcing pay for performance outcomes. The Committee determined that compensation results appropriately reflected the Company’s strong portfolio wide performance and effective execution of its long term strategy to be a leading owner and operator of open air, grocery anchored shopping centers and have a growing portfolio of mixed use assets in the U.S.

Executive Compensation Highlights

WHAT WE DO

•  Align pay with performance against pre-established goals and objectives reviewed and approved by the Committee

•  Deliver a substantial portion of the value of equity awards in performance-based awards

•  Include Corporate Responsibility metrics in our annual incentive program

•  Review and approve our annual and long-term incentive plan awards

•  Pay dividends earned on performance-based equity awards only after the awards are earned and vested

•  Review our peer group annually

•  Use an independent compensation consultant

•  Have severance arrangements but not employment agreements

•  Have a compensation clawback policy

•  Maintain a 100% independent Executive Compensation Committee

•  Conduct annual assessments of performance-based compensation

WHAT WE DO NOT DO • Provide payment gross-ups for taxes • Provide compensation or incentives that encourage unreasonable risk-taking

22	Proxy Statement 2026	kimcorealty.com

Compensation Discussion & Analysis

2025 Say-on-Pay Results and Stockholder Engagement

At our 2025 Annual Meeting of Stockholders, we provided our stockholders the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs. Consistent with stockholder preference, we expect to continue to hold an advisory Say-on-Pay vote on an annual basis.

Our Say-on-Pay proposals have received consistently strong support. Since 2021, each Say-on-Pay proposal has received approval of at least 95% of the votes cast (excluding abstentions and broker non-votes), including the Say-on-Pay proposal submitted at our 2025 Annual Meeting.

The Committee has carefully considered the results of the 2025 Say-on-Pay vote and believes the high level of stockholder support demonstrates investor confidence in our executive compensation program and its alignment with stockholder interests. In particular, the Committee views the results as validation of (i) the significant emphasis on performance-based compensation, (ii) the balance between performance-based and time-based equity awards, and (iii) the continued appropriateness of our peer group used for determining executive compensation.

The Committee will continue to consider the results of future Say-on-Pay votes, along with ongoing stockholder feedback and evolving market practices, when making compensation decisions for our NEOs.

Historical Say-on-Pay Votes

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Compensation Discussion & Analysis

Comparison to Competitive Market

The Executive Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. However, NEO compensation is not a direct function of market pay levels. Instead, the Executive Compensation Committee uses market data to help confirm that its NEO pay practices are reasonable. For 2025, the Executive Compensation Committee, in consultation with its independent compensation advisor, conducted its annual review of the benchmarking peer group and determined that no revisions were warranted. The Committee concluded that the current peer group remained appropriately aligned with Kimco’s business mix, including its multi-family growth, and its relative size and market capitalization.

Our senior management team proposed the peer group of companies by evaluating a range of objective criteria including relative revenue levels and market capitalization, companies that have identified the Company as a peer, and peer groups used by proxy advisory firms. The peer group and the criteria utilized were reviewed and approved by the Executive Compensation Committee and independently reviewed by Pay Governance. Pay Governance reports directly to the Executive Compensation Committee and, in 2025, provided no services to the Company other than executive compensation consulting services. The Executive Compensation Committee reviews compensation data specific to the individual constituents of each peer company as provided in the respective annual proxy statements.

The survey sources utilized by the Executive Compensation Committee in reviewing executive compensation provide aggregate data, and the Executive Compensation Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

Peer Company	Reviewed in 2024 for Setting 2025 Compensation	Reviewed in 2025 for Setting 2026 Compensation
AvalonBay Communities Inc.	✓	✓
BXP, Inc.	✓	✓
Brixmor Property Group	✓	✓
Equity Residential	✓	✓
Essex Property Trust	✓	✓
Federal Realty Investment Trust	✓	✓
Healthpeak Properties	✓	✓
Kite Realty Group	✓	✓
Mid-America Apartment Communities, Inc.	✓	✓
Public Storage	✓	✓
Realty Income Corp.	✓	✓
Regency Centers Corp.	✓	✓
The Macerich Company	✓	✓
Urban Edge Properties	✓	✓
W.P. Carey	✓	✓

24	Proxy Statement 2026	kimcorealty.com

Compensation Discussion & Analysis

Elements of our Executive Compensation Program

Our executive compensation program provides pay-for-performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

Adjusted FFO per diluted share, Recurring EBITDA including the pro-rata share of joint ventures (“Recurring EBITDA”), and Leverage, defined as consolidated debt plus the pro-rata share of joint venture debt divided by the total gross consolidated assets and the pro-rata share of joint venture gross assets, are the Company-defined financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance in determining awards under our annual incentive program.

The primary components of our executive compensation program, for purposes of establishing 2025 targeted pay, were:

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2025 was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below**.

* Amounts are based on the Summary Compensation Table for 2025 on page 34, but exclude shares of restricted stock granted in 2025 to Mr. Milton Cooper and the value of the LTIP Units (and corresponding Dividend Equivalent Units) granted to Mr. Flynn in lieu of their 2024 annual bonus.
**For purposes of the illustration, “Annual Incentive Award” includes both performance-based incentive compensation earned under the Company’s annual incentive plan and the payment awarded to the NEOs for 2025 (as described in the Summary Compensation Table below). The payment was not granted under the Company’s annual incentive plan and should not be viewed as part of the ongoing incentive.

kimcorealty.com	Proxy Statement 2026	25

Compensation Discussion & Analysis

Base Salary

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

The annual base salaries for our NEOs for 2025 were unchanged from their 2024 annual base salaries, excluding Milton Cooper who had a reduction in his base salary on January 21, 2025 to $70,000 in connection with the transition of his role to the role of Chairman Emeritus.

Annual Incentive Plan

Under our executive compensation program, each NEO was eligible to earn an annual cash incentive award for the 2025 performance year, except Mr. Milton Cooper, who was no longer eligible to participate in our annual incentive plan following his transition to Chairman Emeritus during 2025. Annual incentive awards are intended to reward the achievement of key corporate, individual and corporate responsibility objectives against specific pre-established quantitative and qualitative goals reviewed and approved by the Executive Compensation Committee (as further discussed starting on page 27) that support the Company’s long-term strategy and stockholder value creation.

For 2025, each NEO’s annual incentive opportunity was based on the following weighted performance measures, as established in advance by the Executive Compensation Committee:

•	60% Corporate / Financial Performance, based on the Company’s performance relative to pre-established targets for:
1.	Adjusted FFO per diluted share compared to Target FFO,
2.	Recurring EBITDA compared to Target EBITDA, and
3.	Leverage compared to Target Leverage.
•	30% Individual Performance, based on the NEO’s achievement of specific pre-established quantitative and qualitative goals, as evaluated by the Executive Compensation Committee.
•	10% Corporate Responsibility Performance, based on progress toward pre-established corporate responsibility initiatives.

The Committee reviewed performance against each of these measures and exercised judgement, where appropriate, in determining final annual incentive payouts. Additional detail regarding the Company’s performance objectives, target-setting process and Committee evaluation is discussed beginning on page 27.

For purposes of the Annual Incentive Plan, Recurring EBITDA is calculated starting with EBITDA, as described in Annex A on page 51, and excludes the effects of certain transactional income and expenses. We define Adjusted FFO per diluted share in Annex A on page 50.

The table below shows the percentage of the 2025 Total Annual Target Bonus that each of our NEOs would receive based on achievement of specified levels for corporate / financial performance, individual performance and achievement of certain Corporate Responsibility initiatives.

Performance Criteria	Annual Incentive Earned as Percent of the 2025 Total Annual Target Bonus(1)
Corporate / Financial Performance	Threshold	Target	Exceed Target	Maximum
• Adjusted FFO per diluted share	18.0%	36.0%	54.0%	72.0%
• Recurring EBITDA	6.0%	12.0%	18.0%	24.0%
• Leverage	6.0%	12.0%	18.0%	24.0%
Individual Performance	7.5%	30.0%	45.0%	60.0%
• Evaluation of individual NEO performance by the Executive Compensation Committee against specific quantitative and qualitative goals approved by the Board
Corporate Responsibility Performance	2.5%	10.0%	15.0%	20.0%
• Evaluation against specific Corporate Responsibility goals
Total 2025 Annual Bonus	40.0%	100.0%	150.0%	200.0%

(1) The annual bonus is linearly interpolated between the specified performance levels.

In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations (other than with respect to his own target bonus) and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2025 bonuses based on the following analysis of our corporate / financial performance, each applicable NEO’s individual performance and the achievement of certain Corporate Responsibility initiatives.

26	Proxy Statement 2026	kimcorealty.com

Compensation Discussion & Analysis

Corporate / Financial Performance

The table below sets forth the Company’s “Threshold”, “Target,” “Exceed Target,” and “Maximum” levels for each of its corporate and financial performance measures, as well as the actual 2025 performance for each such measure. As noted below, 2025 performance resulted in the achievement of the Adjusted FFO per diluted share and Recurring EBITDA measures at the maximum level of performance while the Leverage measure was achieved at target level but did not meet the “exceed target” level and was interpolated linearly between these two levels.

Corporate/Financial Measure	Threshold	Target	Exceed Target	Maximum	2025 Actual Performance	Level Achieved
Adjusted FFO per diluted share	$1.67	$1.69	$1.71	$1.73	$1.76	Maximum
Recurring EBITDA	$1,520.0M	$1,550.0M	$1,565.0M	$1,580.0M	$1,602.5M	Maximum
Leverage	36.5%	35.5%	35.0%	34.5%	35.3%	Target

Individual Performance

The Executive Compensation Committee considers each NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

The Committee awarded each of Messrs. Ross Cooper, Cohen and Jamieson bonuses for calendar year 2025 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2025 performance compared to specific quantitative and qualitative goals. The Committee awarded Mr. Flynn’s bonus for calendar year 2025 based on the Committee’s review of Mr. Flynn’s 2025 performance.

The material components of such contributions include but are not limited to:

Conor C. Flynn

•

Drove earnings growth and operating outperformance: Delivered 6.7% Nareit FFO growth per diluted share and strong net operating income (“NOI”) growth through higher rents, healthy operating margins, and strong tenant retention.

•

Executed disciplined external growth: Ended 2025 as a net acquirer, completing $270 million of acquisitions (including two structured investment conversions and a JV buyout) while executing $120 million of strategic dispositions.

•

Advanced mixed-use and grocery-anchored growth initiatives: Increased the number of entitled multifamily units from approximately 12,400 to 14,200, converted nine sites to grocery-anchored with 17 additional grocers under construction at year end.

•

Implemented capital rotation strategy: Enabled nearly $100 million of low-growth ground leases to be monetized and reinvested into the acquisition of higher yielding shopping centers and structured investments as well as capital-light JV structures for The Chester and Coulter Place multifamily projects.

•

Strengthened portfolio quality and durability: Increased the percentage of annual base rent (“ABR”) from grocery-anchored centers from 84% to 86%, by converting nine sites from non-grocer sites to grocer sites, and acquiring two high quality grocery properties.

•

Enhanced balance sheet strength and credit profile: Ended 2025 at 5.4x consolidated net debt to EBITDA, supporting the Company’s A- /A3 credit ratings.

•

Delivered redevelopment value creation: Completed 21 individual projects generating a blended stabilized yield of 13.4%.

•

Expanded specialized leasing and innovation initiatives: Grew other rental property income 9.2% year-over-year, advanced omnichannel and data-driven leasing tools, and launched the Office of Innovation & Transformation (“OIT”) to accelerate automation and efficiency.

•

Maintained strong stakeholder engagement and leadership: Participated in over 25 investor events, engaging with rating agencies, serving in industry leadership roles (Nareit Chair, ICSC Vice Chair), achieving 88% employee engagement, and exceeding community giving goals with $1.5 million in contributions.

Ross Cooper

•

Executed disciplined acquisition strategy: Completed all planned acquisitions (including Markets at Town Center and two Las Vegas leasehold conversions), while selectively adding high-quality assets such as Tanasbourne Village (via 1031 exchange) and a second structured investment conversion in Jackson Heights, New York, despite a challenging cost of capital environment.

•

Actively managed the structured investment platform: Sourced multiple new-high-yielding investments to offset approximately $250 million of anticipated repayments to avoid earnings dilution and maintain accretive returns.

•

Executed programmatic disposition strategy: Monetized low-growth ground leases and recycling gains into tax efficient 1031 acquisitions, while continuing to prune non-core assets.

•

Leveraged contractual rights and partnership opportunities to drive accretive growth: Utilized Rights of First Offer and/or Refusal and JV buyout opportunities to complete the acquisitions of The Shoppes at 82nd Street, The Markets at Town Center, and Tanasbourne Village while exercising discipline by passing on less compelling structured investment opportunities.

•

Progressed strategic capital initiatives: Evaluated JV structures and third-party capital sources to support future mixed-use and core retail investments, while preparing for multifamily dispositions in 2026.

•

Actively managed various institutional joint venture portfolios: Maintained close partner engagement while extending debt maturities to support an orderly, value-maximizing exit strategy.

•

Advanced major redevelopment and densification projects: The near completion of the Coulter Place multifamily project and breaking ground on the newest multifamily development, The Chester @ Westlake Shopping Center, while coordinating with internal teams to optimize structuring to minimize near-term FFO drag.

•

Strengthened investor visibility and internal leadership: Participated in a multitude of conferences, meetings, and roadshows, while maintaining strong internal communication and supporting team development.

•

Provided consistent organizational leadership and process discipline: Led biweekly disposition calls and monthly acquisition calls, expanded external relationship building through ICSC, investor, and broker engagements.

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Compensation Discussion & Analysis

Glenn G. Cohen

•

Delivered strong financial performance and per share growth: Achieved Nareit FFO per diluted share of $1.76, exceeding financial targets and representing 6.7% growth per diluted share, driven by higher NOI, faster rent commencements, improved margins, and disciplined G&A management.

•

Exceeded same-site NOI growth targets: Backfilled over 90% of bankruptcy related vacancies and increased pro-rata leased occupancy year-over-year to 96.4%, matching the company’s all-time high.

•

Executed the capital plan with disciplined recycling: Generated over $120 million from strategic dispositions and redeployed proceeds into $270 million of high-quality shopping center acquisitions, and invested more than $260 million in structured investments funded by $340 million of repayments.

•

Strengthened the balance sheet flexibility and reduced financing costs: Ended the year with over $2.2 billion of immediate liquidity, successfully refinanced and repaid all 2025 unsecured debt maturities, issued a $500 million unsecured bond, and achieved interest expense savings by removing SOFR adjustments on over $1.2 billion of term loans.

•

Achieved a historic credit milestone: Became the only retail REIT with A- /A3 credit rating from the three largest ratings agencies, following upgrades from S&P and Moody’s, supported by consolidated net debt to EBITDA of 5.4x.

•

Modernized and strengthened lease administration: Completed a comprehensive restructuring and launched a new model that improved accountability, accuracy, collections, dispute resolution, and common area maintenance and real estate tax recoveries alignment with corporate accounting, all contributing to FFO performance.

•

Enhanced stockholder value through disciplined capital allocation: Opportunistically repurchased 6.1 million common shares and $2.9 million of convertible preferred shares, while maintaining a low dividend payout ratio on adjusted FFO.

•

Deepened capital markets and banking relationships: Maintained active engagement across more than 20 banking partners, advanced a commercial paper program for 2026, and sustained proactive dialogue with rating agencies to support upgrades and strategic transactions.

•

Continued to drive automation and operational efficiency: Deployed new robotics to streamline multi-level accounting entries and other recurring workflows across financial operations.

David Jamieson

•

Drove leasing strategy and portfolio occupancy: Increased pro-rata leased occupancy year-over-year to 96.4%, matching the company’s all-time high.

•

Delivered leasing outperformance through focused execution: Prioritized new tenant openings, maintained strong tenant retention, and expanded the percentage of ABR from grocery-anchored shopping centers.

•

Unlocked capital through ground lease optimization: Restructured low-growth ground leases and subdivided multiple parcels, enabled the monetization of approximately $100 million of sales, while establishing a multi-year ground lease disposition pipeline.

•

Led the creation of a recurring multifamily development and monetization program: Followed an extensive internal and third-party review, accelerated the stabilization and sale of multifamily properties as a source of low-cost capital, recycled proceeds into higher yielding, higher growth shopping centers.

•

Advanced operating model transformation: Conducted a comprehensive assessment of leasing and asset management teams that resulted in the transition to a streamlined, functional organizational structure in 2026, aligning with the broader company and enhancing scalability and execution.

•

Expanded future earnings visibility: increased the pipeline of leases Signed Not Opened by $17 million year-over-year, directly contributing to future same site NOI and FFO growth, while surpassing the grocery-anchored ABR target to reach 86%.

•

Delivered development and redevelopment execution: Expanded the number of multifamily entitlements and redevelopment opportunities, including the near completion of the Coulter Place multifamily project and commencement of construction on The Chester, a new multifamily development.

•

Advanced technology and innovation initiatives: Established the OIT, launched phase II of the internal interactive site plan, commenced an AI roadmap, and progressed solar initiatives.

Annual Incentive Plan – 2025 Results

Bonus Component

Name	Adjusted FFO per diluted share	Recurring EBITDA	Leverage	Corporate Responsibility(1)	Quantitative & Qualitative Assessment(2)	Total Annual Cash Incentive Earned for 2025(3)
Conor C. Flynn	$1,296,000	$432,000	$259,200	$331,200	$1,080,000	$3,398,400
Ross Cooper	$522,000	$174,000	$104,400	$133,400	$435,000	$1,368,800
Glenn G. Cohen	$504,000	$168,000	$100,800	$128,800	$420,000	$1,321,600
David Jamieson	$504,000	$168,000	$100,800	$128,800	$420,000	$1,321,600

(1) Demonstrating the connection between Corporate Responsibility priorities and the broader Kimco business strategy, the Corporate Responsibility achievement, which was determined to have been achieved at 184% of target level for 2025, correlates directly to the Kimco financial metrics. Should Kimco’s financial metrics collectively achieve above target-level payout, the payout percentage will be applied as a modifier to the Corporate Responsibility portion achieved. In the event that Kimco’s financial metrics are below target-level, the Corporate Responsibility portion will not exceed target.

(2) The decision to pay each NEO an annual bonus of 200% of their target bonus with respect to their individual component was based on the Executive Compensation Committee’s quantitative and qualitative assessment of each individual’s contributions to the Company’s performance in 2025 in their respective job functions.

(3) For 2025, 189% of each NEO’s target incentive had been achieved. NEOs could elect to receive Restricted Stock or LTIP Units under the Equity Plan in lieu of some or all of their annual cash bonus for calendar year 2025. The number of shares of Restricted Stock or LTIP Units awarded was determined by (i) multiplying 120%, by the applicable bonus amount (or portion thereof) and (ii) dividing the product by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the day before the grant date of the award, with the result rounded down to the nearest whole share. The NEO may elect a ratable vesting or a cliff vesting schedule. Mr. Flynn elected to be paid his 2025 annual bonus payment in the form of LTIP Units.

28	Proxy Statement 2026	kimcorealty.com

Compensation Discussion & Analysis

2025 Compensation Awarded

The table below summarizes the total compensation awarded to each NEO with respect to 2025. As reflected in the table, a significant portion of each NEO’s compensation is performance based and variable, with long term equity awards and annual incentive compensation representing the majority of total pay for our executive officers other than Mr. Cooper, whose compensation reflects his transition to Chairman Emeritus during 2025.

Name	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Milton Cooper	111,846	27,578	515,093	0	1,073	655,590
Conor C. Flynn	1,000,000	78,685	7,080,401	3,398,400	24,264	11,581,750
Ross Cooper	700,000	7,470	1,725,868	1,368,800	25,838	3,827,976
Glenn G. Cohen	675,000	7,470	1,725,868	1,321,600	27,197	3,757,135
David Jamieson	675,000	7,470	1,908,051	1,321,600	13,886	3,926,007

(1) Represents a cash payment tied to the 2025 annual grant which was approved at our 2025 Annual Meeting of Stockholders and is required to be reported in the Bonus column (d) of the Summary Compensation Table rather than as Non-Equity Incentive Plan Compensation.

(2) Stock awards shown in the table are reported at the grant date fair value in accordance with FASB ASC 718 and do not reflect amounts actually realized in 2025. Notably, performance-based equity awards granted in 2023 that were eligible to vest in 2025 based on performance over the 2023-2025 period were not earned due to the applicable performance results, resulting in no value realized from those awards. This outcome underscores the strong linkage between executive compensation and the achievement of our long-term performance objectives. Additional detail regarding elements of compensation and the Committee’s decisions is provided on pages 22 through 43 of this Proxy Statement.

Long-Term Incentive Plan Overview

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The Executive Compensation Committee used its business judgment, after reviewing various peer compensation data, to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term. The Company does not currently use stock options to compensate its directors, officers or employees.

2025 Long-Term Incentive Weighting at Target*
Long-Term Incentive Component	NEOs’ Weight at Target
Time-Based Equity Award	33%
Performance-Based Equity Award: 2025-2027 Relative TSR	67%

* Represents approximate weightings based on grant date value and excludes shares of restricted stock granted in 2025 to Mr. Milton Cooper and the value of the LTIP Units granted in 2025 to Mr. Flynn (described in further detail below) in lieu of their 2024 annual bonus. Amounts also exclude the value of the Dividend Equivalent LTIP Units, associated with the performance-based LTIP units, granted to Messrs. Flynn and Jamieson (described in further detail below). Unlike the other NEOs, Mr. Milton Cooper only received time-vesting awards for 2025.

In 2023, each of the NEOs was granted performance shares that permitted them to earn vested shares of common stock based on the Company’s total stockholder return (“TSR”) compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commenced with the year of grant. The grant date fair value of the performance shares granted to Messrs. Milton Cooper and Flynn for 2023 was $2,000,540 and $8,001,732, respectively, and for Messrs. Ross Cooper, Cohen and Jamieson was $2,400,647, each calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. The Monte Carlo method, a standard methodology for valuing market-based performance awards, simulates numerous paths to estimate the distribution of potential stock price outcomes for the company’s total shareholder return over the performance period relative to the Bloomberg REIT Shopping Center Index peer group.

The Company’s TSR for the 2023-2025 performance period was approximately in the 11th percentile of the peer group.

The 2023 performance share awards were only eligible to vest if performance meets or exceeds the threshold level established at grant. Because actual results were below this threshold, participants did not earn any portion of these awards, and no shares or related value were delivered.

Long-Term Incentives — Time-Based Restricted Shares

Generally, approximately 33% of the value of the equity awards granted in 2025 to the NEOs was awarded in the form of time-vesting restricted stock eligible to vest (excluding shares of restricted stock granted in 2025 to Mr. Milton Cooper and the value of the LTIP Units granted to Mr. Flynn in lieu of their 2024 annual bonus as well as Dividend Equivalent LTIP Units granted to Messrs. Flynn and Jamieson), at the election of the NEO, either in 20% increments on February 13th of the first five years following the grant date, or in a single installment on February 13, 2030. Unlike the other NEOs, Mr. Milton Cooper only received time-vesting awards for 2025 due to his transition to the role of Chairman Emeritus in 2025.

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Compensation Discussion & Analysis

Additionally, Mr. Milton Cooper and Mr. Flynn each elected to receive their 2024 annual bonus payment in the form of equity awards. Mr. Milton Cooper received 101,590 shares of restricted stock subject to time-based vesting conditions. These shares were issued pursuant to his election to receive his 2024 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2030. These restricted shares also entitle him to receive dividends associated with the underlying shares. Mr. Flynn elected to receive his 2024 annual bonus payment in the form of LTIP Units, with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. Mr. Flynn received 215,140 LTIP Units subject to time-based vesting conditions. The LTIP Units will vest in 20% increments on February 13th of the first five years following the grant date.

Long-Term Incentives — Performance-Based Equity Awards

Generally, approximately 67% of the value of the equity awards granted in 2025 (excluding shares of restricted stock granted in 2025 to Mr. Milton Cooper and the value of the LTIP Units granted to Mr. Flynn in lieu of their 2024 annual bonus as well as Dividend Equivalent LTIP Units associated with Messrs. Flynn and Jamieson’s performance LTIP Units) to our NEOs was delivered in the form of performance-based equity awards, underscoring our emphasis on long-term, performance-driven compensation. Unlike the other NEOs, Mr. Milton Cooper only received time-vesting awards for 2025 due to his transition to the role of Chairman Emeritus in 2025.

The 2025 performance-based equity awards consisted of performance shares that may be earned based on the Company’s relative TSR compared to a defined peer group over a three-year performance period beginning on January 1st of the year of grant. Relative TSR was selected as the performance metric to directly align executive compensation outcomes with stockholder returns and market performance over the long term.

For the 2025 grants, the performance peer group consists of companies included in the Bloomberg REIT Shopping Center Index, excluding the Company. Performance shares provide a target number of shares that may be earned if the Company’s TSR for the performance period equals the 50th percentile of the peer group. The number of performance shares actually earned for a given performance period may range from 50% of the target if the Company’s TSR is at least at the 25th percentile of the peer group to a maximum of 200% of target if the Company’s TSR equals or exceeds the 85th percentile, with results between these levels determined using linear interpolation. If the Company’s TSR for the performance period falls below the threshold level, no performance shares are earned or issued.

Performance shares also include the right to receive dividend equivalent rights, payable in shares (without interest), on any earned performance shares with respect to dividends declared following the grant date and prior to the issuance of earned shares. Dividend equivalents are only paid if and to the extent the underlying performance shares are earned, reinforcing their performance based nature.

If a peer company ceases to be actively traded, due to events such as a merger or bankruptcy, or the Executive Compensation Committee reasonably determines that a company is no longer an appropriate comparator, such company shall be removed from the peer group for purposes of calculating relative TSR.

The Bloomberg REIT Shopping Center Index ceased to be reported in 2025. Accordingly, beginning with the performance periods commencing in 2026, the Company will use a peer group consisting of companies listed in the FTSE Nareit Equity Shopping Center Index, excluding those with a market capitalization of less than $1 billion as of January 1, 2026, as shown below.

Peer Company	Bloomberg REIT Shopping Center Index as of 1/1/2025	FTSE NAREIT Equity Shopping Center Index excluding < 1B market cap as of 1/1/2026
Acadia Realty Trust	✓	✓
Alexander’s Inc.	✓
Alexander & Baldwin, Inc.		✓
Brixmor Property Group, Inc.	✓	✓
Curbline Properties Corp.		✓
Federal Realty Investment Trust	✓	✓
InvenTrust Properties Corp		✓
Kite Realty Group Trust	✓	✓
Phillips Edison	✓	✓
Regency Centers Corp.	✓	✓
Retail Opportunity Investment Corp.	✓
Saul Centers Inc.	✓
Site Centers Corp.	✓
Tanger Inc.		✓
Urban Edge Properties	✓	✓
Whitestone REIT	✓

30	Proxy Statement 2026	kimcorealty.com

Compensation Discussion & Analysis

Long-Term Incentives - LTIP Units

The Equity Plan permits grants of equity incentive awards based on separate classes of units of membership interests in Kimco Realty OP, LLC (“Kimco OP”), referred to as “LTIP Units.” LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, which means that they cannot have any value on the date of grant were Kimco OP to be liquidated on that date. As profits interests, LTIP Units only have value, other than with respect to the right to receive certain distributions, if the value of the assets of Kimco OP increases following the time of issuance of LTIP Units.

Once LTIP Units have been allocated value equivalent to the Class A common units of Kimco OP, the LTIP Units may be converted, subject to the satisfaction of all applicable vesting conditions, currently on a one-for-one basis into Kimco OP Class A common units. Kimco OP Class A common units are exchangeable by the holder for cash or, at the Company’s election, currently on a one-for-one basis into shares of Company common stock. LTIP Units may not be exchanged directly for cash or Company common stock.

LTIP Units are intended to offer Company executives similar long-term incentives as time-based restricted shares and performance share awards described above, and as an alternative to the Company’s established annual long-term incentive programs.

Accordingly, in 2025, the Company’s NEOs and non-employee directors were eligible to request to receive, on a value-for-value basis, their annual equity awards in the form of LTIP Units. All LTIP Units received by the Company’s NEOs are subject to the same vesting terms and similar other terms and conditions as those that would apply to awards of time-based restricted shares and performance share awards. Additionally, performance-based LTIP awards covered an additional number of LTIP Units that were intended to reflect estimated dividends that would be payable during the three-year performance period (such additional number of LTIP Units, the “Dividend Equivalent LTIP Units”), which are eligible to vest at the end of the performance period based on actual performance and the amount of dividends paid. Messrs. Flynn and Jamieson elected to receive their 2025 annual equity award in the form of LTIP Units.

Additional Compensation Considerations

Long-Term Incentives

The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion, including upon a qualifying retirement from the Company. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement should offset the lack of such plans, though we generally retain discretion on whether or not to accelerate equity awards in connection with retirement.

If an NEO holding time-based restricted stock or time-based LTIP Units is terminated prior to vesting as a result of his death or disability or, with the consent of the Executive Compensation Committee, due to his retirement, or (for participants in the Executive Severance Plan) is terminated by the Company without cause, the employee would generally vest in the unvested equity awards. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends. Additionally, upon a qualifying termination of employment, a participant may remain eligible to receive payment for outstanding performance shares or performance-based LTIP Units upon the achievement of the applicable performance goals and without regard to any continued employment condition.

Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement

On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan (as amended from time to time, the “Executive Severance Plan”), pursuant to which certain of our NEOs are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to 18 months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested annual stock options, time-based LTIP Units and restricted stock awards, with the exception of extraordinary awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Milton Cooper did not participate in the Company’s Executive Severance Plan for 2025.

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Compensation Discussion & Analysis

Retirement Plans

We maintain a 401(k)-retirement plan (the “401(k) Plan”), details below. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

Available to	▪ Substantially all employees, including our NEOs
Benefits include

▪   Participants defer up to a maximum of 100% of their eligible compensation, up to the federal limit

▪   The Company currently makes matching contributions on a dollar-for-dollar basis to all employees who have completed one year of employment with the Company, of up to 5% of the employee’s eligible compensation (and subject to a maximum of $10,000 for highly compensated employees.)

Tax impact

▪   Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan.

▪   Salary reduction contributions are treated as wages subject to FICA and Medicare tax.

▪   Roth 401(k) feature, which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59½.

Restrictions	▪ Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions.

Tax and Accounting Considerations

The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2025. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO. Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and has authorized compensation payments that may be subject to the Section 162(m) limitation.

Perquisites

We offered or provided the following material perquisites to our NEOs in 2025:

•	The Company provided Messrs. Ross Cooper and Cohen with annual car allowances in the amount of $12,250 and $10,920, respectively. The Company also provided Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The Company calculated the cost of the perquisite, based on standard mileage rate and miles driven by the NEO for personal use. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2025 for Messrs. Flynn, and Jamieson was $4,645 and $771, respectively.
•	We provide all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy for which we pay the annual premium. These individuals may elect to purchase additional long-term care insurance at their own cost.

32	Proxy Statement 2026	kimcorealty.com

Executive Compensation Committee Report

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with the Company’s management the CD&A that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Executive Compensation Committee has recommended to the Company’s Board that the CD&A be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Executive Compensation Committee of the Board

Valerie Richardson, Chair

Nancy Lashine

Frank Lourenso

Mary Hogan Preusse

Richard B. Saltzman

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table for 2025

The following table sets forth the summary compensation of the NEOs of the Company for the 2025, 2024 and 2023 calendar years.

Name	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Milton Cooper	2025	111,846	27,578	515,093(4)		1,073	655,590
Chairman Emeritus (6)	2024	750,000		1,707,725	1,700,000	3,759	4,161,484
	2023	750,000		2,827,704	1,380,332	3,759	4,961,795
Conor C. Flynn	2025	1,000,000	78,685	7,080,401(4)	3,398,400(5)	24,264	11,581,750
Chief Executive Officer	2024	1,000,000		6,304,689	3,600,000	24,336	10,929,025
	2023	1,000,000		10,001,802	2,923,056	26,336	13,951,194
Ross Cooper	2025	700,000	7,470	1,725,868	1,368,800	25,838	3,827,976
President and Chief Investment Officer	2024	700,000		1,718,033	1,450,000	25,838	3,893,871
	2023	700,000		4,000,703	1,177,342	25,838	5,903,883
Glenn G. Cohen	2025	675,000	7,470	1,725,868	1,321,600	27,197	3,757,135
Executive Vice President and Chief Financial Officer	2024	675,000		1,718,033	1,400,000	24,197	3,817,230
	2023	675,000		3,000,668	1,136,744	24,197	4,836,609
David Jamieson	2025	675,000	7,470	1,908,051	1,321,600	13,886	3,926,007
Executive Vice President and Chief Operating Officer	2024	675,000		1,718,033	1,400,000	13,899	3,806,932
	2023	675,000		4,000,703	1,136,744	13,899	5,826,346

(1) Represents a cash payment tied to the 2025 annual grant, which was approved at our 2025 Annual Meeting of Stockholders and is required to be reported in the Bonus column (d) of the Summary Compensation Table rather than as Non-Equity Incentive Plan Compensation.

(2) As described above under “Compensation Discussion & Analysis-Long-Term Incentive Plan,” based on the Company’s performance during the applicable performance period, no shares were issued in respect to the 2023 performance share awards and Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson did not realize any value in respect of these awards. Amounts shown reflect the compensation cost to the Company in 2025, 2024 and 2023 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance-based equity award (in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the applicable index of peer companies). The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2025. The maximum possible value of the 2025 performance shares or performance-based LTIP Units, based on the closing price per share of our Common Stock on the date before they were granted ($20.08), was as follows: $9,294,831 for Mr. Flynn, $2,399,962 for Messrs. Ross Cooper and Cohen and $2,788,309 for Mr. Jamieson. For additional information regarding the equity awards granted to the NEOs in 2025 refer to the 2025 Grants of Plan-Based Awards table. In 2023, Messrs. Milton Cooper and Flynn were granted performance shares with a grant date fair value of $2,000,540 and $8,001,732, respectively and Messrs. Ross Cooper, Cohen and Jamieson were granted performance shares with a grant date fair value of $2,400,647, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures.

(3) In 2025, Messrs. Ross Cooper and Cohen received car allowances in the amount of $12,250 and $10,920, respectively. The Company provided Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The Company calculated the cost of the perquisite based on standard mileage rate and miles driven by the NEO for personal use. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2025 for Messrs. Flynn, and Jamieson was $4,645 and $771, respectively. The policy on the use of the cars for 2025, 2024 and 2023 is outlined below:

•	the cars were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
•	these services were also available under certain circumstances to third parties involved in Company business at the Company’s Jericho location;
•	the cars were used from time to time for deliveries and other transportation of documents or other materials; and
•	the cars were available to these officers with drivers for business related travel and without drivers for personal use.

The Company’s policy on paid time off provides employees who have attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,231, $13,462, $12,981 and $12,981, respectively. Mr. Milton Cooper is excluded from this paid time off benefit. The Company paid $270 for Mr. Flynn in respect to a subscription of LifeLock for identity protection services. The Company also provided all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. The annual premium on this benefit for Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen, and Jamieson was $1,073, $118, $126, $296 and $134, respectively.

(4) Messrs. Milton Cooper and Flynn elected to be paid their 2024 annual bonus payment in the form of shares of restricted stock and LTIP Units, respectively, with a grant date fair value equal to 120% of their bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and were awarded 101,590 and 215,140 shares, respectively, on April 30, 2025 that vest in a single installment on February 13, 2030 and February 13th of the first five years following the grant date , respectively, subject to continued employment with the Company on the applicable vesting date. Amount shown includes $339,995 and $720,009, respectively, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Messrs. Milton Cooper and Flynn’s 2024 annual bonus payment. For additional information regarding this equity award, refer to the 2025 Grants of Plan-Based Awards table.

(5) Mr. Flynn elected to be paid his 2025 annual bonus payment in the form of LTIP Units, with a grant date fair value equal to 120% of the bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant, which will vest on February 13th of the first four years following the grant date, subject to continued employment with the Company on the applicable vesting date.

(6) Mr. Milton Cooper served as Executive Chairman of the Board until April 29, 2025, when he stepped down from that position and transitioned to the role of Chairman Emeritus. In connection with this transition, effective January 2025, Mr. Cooper voluntarily reduced his compensation to consist of an annual base salary of $70,000 and equity compensation of $175,000, resulting in total annual compensation of $245,000.

34	Proxy Statement 2026	kimcorealty.com

Executive Compensation Tables

Total Earned Compensation

To supplement the information in the Summary Compensation Table for 2025 set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each of our active NEOs serving at the end of 2025 in each of the last three years shown in comparison to Total Compensation as reported in the Summary Compensation Table above. Total compensation was calculated under SEC rules and, as shown in the Summary Compensation Table for 2025, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. The following table is not a substitute for the Summary Compensation Table for 2025.

Name	Year	Total Earned Compensation ($)(1)	Total Compensation from Summary Compensation Table ($)
Conor C. Flynn	2025	6,941,486	11,581,750
Chief Executive Officer	2024	10,246,441	10,929,025
	2023	12,621,205	13,951,194
Ross Cooper	2025	2,715,752	3,827,976
President and Chief Investment Officer	2024	3,762,284	3,893,871
	2023	4,566,783	5,903,883
Glenn G. Cohen	2025	2,644,911	3,757,135
Executive Vice President and Chief Financial Officer	2024	3,937,032	3,817,230
	2023	4,831,745	4,836,609
David Jamieson	2025	2,643,191	3,926,007
Executive Vice President and Chief Operating Officer	2024	3,848,207	3,806,932
	2023	4,627,371	5,826,346

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation Table. Total Earned Compensation is not a substitute for Total Compensation as reported in the Summary Compensation Table. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation Table) plus (3) the market value of any equity awards that vested in the applicable year or that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). Additionally, this calculation excludes extraordinary awards that vested during the applicable year, as the Compensation Committee generally considers those awards to be special awards that are supplemental to an executive’s annual compensation. For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation Table above.

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Executive Compensation Tables

Grants of Plan-Based Awards for 2025

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2025:

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards
			Approval	Threshold		Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Date	($)	Target ($)	($)	(#)	(#)	(#)	Units (#)(2)		($)(3)
Milton	—			—	—	—	—	—	—	—		—
Cooper	4/30/2025		1/28/2025	—	—	—	—	—	—	8,720		175,098
	4/30/2025		1/28/2025	—	—	—	—	—	—	16,932	(4)	339,995

Conor C.	—			720,000	1,800,000	3,600,000	—	—	—	—		—
Flynn	4/30/2025		1/28/2025	—	—	—	—	—	—	99,600		1,999,968
	4/30/2025		1/28/2025	—	—	—	—	—	—	35,857	(4)	720,009
	4/30/2025	(5)	1/28/2025	—	—	—	16,120	32,240	64,480	—		607,402
	4/30/2025		1/28/2025	—	—	—	99,602	199,205	398,410	—		3,753,022

Ross	—			290,000	725,000	1,450,000	—	—	—	—		—
Cooper	4/30/2025		1/28/2025	—	—	—	—	—	—	29,880		599,990
	4/30/2025		1/28/2025	—	—	—	29,880	59,760	119,520	—		1,125,878

Glenn G.	—			280,000	700,000	1,400,000	—	—	—	—		—
Cohen	4/30/2025		1/28/2025	—	—	—	—	—	—	29,880		599,990
	4/30/2025		1/28/2025	—	—	—	29,880	59,760	119,520	—		1,125,878

David	—			280,000	700,000	1,400,000	—	—	—	—		—
Jamieson	4/30/2025		1/28/2025	—	—	—	—	—	—	29,880		599,990
	4/30/2025	(5)	1/28/2025	—	—	—	4,835	9,670	19,340	—		182,183
	4/30/2025		1/28/2025	—	—	—	29,880	59,760	119,520	—		1,125,878

(1) The actual payout amounts are set out in the Summary Compensation Table for 2025.

(2) Each of the NEOs received a time-vesting restricted stock award (or, for Messrs. Flynn and Jamieson, LTIP Units) on April 30, 2025 under the 2025 Equity Participation Plan. Restricted stock awards vest in 20% increments on February 13th of the first five years following the grant date, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper, Ross Cooper and Cohen elected for their respective equity awards to instead vest in a single installment on February 13th of the fifth year following the grant date, subject to continued employment with the Company on the applicable vesting date.

(3) All awards were granted under the 2025 Equity Participation Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of the Company’s common stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance-based awards and time-based awards, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 24 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2025.

(4) Messrs. Milton Cooper and Flynn elected to receive all or a portion of their 2024 annual bonus payment in the form of shares of restricted stock or restricted LTIP Units with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of the applicable bonus award. The amount represents the number of Messrs. Milton Cooper’s and Flynn’s restricted shares and LTIP Units, respectively, with a grant date fair value of 20% of their 2024 elected conversion amount.

(5) Represent the Dividend Equivalent LTIP Units, as described in more detail above under “Long-Term Incentives – LTIP Units”.

36	Proxy Statement 2026	kimcorealty.com

Executive Compensation Tables

Outstanding Equity Awards as of December 31, 2025

The following table provides information on outstanding equity awards as of December 31, 2025 for each NEO.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	2/18/2021	26,200	(2)	531,074
	2/18/2021	56,060	(3)	1,136,336
	2/17/2022	20,600	(2)	417,562
	2/17/2022	79,110	(4)	1,603,560
	2/16/2023	23,470	(2)	475,737
	2/16/2023	92,180	(5)	1,868,489
	2/15/2024	25,680	(2)	520,534	102,720	2,082,134
	2/15/2024	85,070	(6)	1,724,369
	4/30/2025	8,720	(2)	176,754
	4/30/2025	101,590	(7)	2,059,229
Conor C. Flynn	2/18/2021	93,580	(2)	1,896,867
	2/17/2022	82,410	(2)	1,670,451
	2/16/2023	93,900	(2)	1,903,353
	2/15/2024	82,176	(8)	1,665,708	474,611 (9)	9,620,365
	4/30/2025	99,600	(8)	2,018,892
	4/30/2025	215,140	(7)	4,360,888	462,890 (9)	9,382,780
Ross Cooper	2/18/2021	29,010	(2)	588,033
	2/17/2022	24,720	(2)	501,074
	2/17/2022	41,200	(11)	835,124
	2/16/2023	28,170	(2)	571,006
	2/16/2023	46,950	(11)	951,677
	2/15/2024	30,820	(2)	624,721	123,260	2,498,480
	4/30/2025	29,880	(2)	605,668	119,520	2,422,670
Glenn G. Cohen	2/18/2021	29,010	(2)	588,033
	2/17/2022	24,720	(2)	501,074
	2/16/2023	28,170	(2)	571,006
	2/15/2024	30,820	(2)	624,721	123,260	2,498,480
	4/30/2025	29,880	(2)	605,668	119,520	2,422,670
David Jamieson	2/18/2021	5,802	(10)	117,607
	2/17/2022	9,888	(10)	200,430
	2/17/2022	41,200	(11)	835,124
	2/16/2023	16,902	(10)	342,604
	2/16/2023	46,950	(11)	951,677
	2/15/2024	24,656	(10)	499,777	123,260	2,498,480
	4/30/2025	29,880	(8)	605,668	138,860 (9)	2,814,692

(1) Represents performance share awards (or performance-based LTIP Unit awards) granted in 2024 and 2025 for which the applicable performance period has not been completed. Each performance share award granted in 2023 provided for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. The Company’s TSR for the 2023-2025 performance period was in approximately the 11th percentile of the peer group. Under the Plan, the 2023 performance share awards vest only when performance meets or exceeds the threshold level established at grant. Because actual results were below this threshold, participants did not earn any portion of these awards, and no shares or related value were delivered. Each performance share award granted in 2024 and 2025 provides for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.

(2) Represents shares of restricted stock that vest in a single installment on February 13th of the fifth year following the grant date, subject to continued employment with the Company on the applicable vesting date.

(3) Mr. Milton Cooper’s grant was issued as a result of his election to receive his 2020 annual bonus payment in the form of shares of restricted stock. These shares vested in a single installment on February 13, 2026, subject to continued employment with the Company on the applicable vesting date.

(4) Mr. Milton Cooper’s grant was issued as a result of his election to receive his 2021 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2027, subject to continued employment with the Company on the applicable vesting date.

(5) Mr. Milton Cooper’s grant was issued as a result of his election to receive his 2022 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2028, subject to continued employment with the Company on the applicable vesting date.

(6) Mr. Milton Cooper’s grant was issued as a result of his election to receive his 2023 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2029, subject to continued employment with the Company on the applicable vesting date.

(7) Messrs. Milton Cooper and Flynn’s grants on April 30, 2025 were issued as a result of their election to receive their 2024 annual bonus payments in the form of shares of restricted stock and LTIP Units, respectively. For Mr. Cooper, these shares are scheduled to vest in a single installment on February 13, 2030, while Mr. Flynn’s LTIP Units are scheduled to vest on February 13th of the first five years following the grant date, subject to continued employment with the Company on the applicable vesting date.

(8) Represents restricted LTIP Units that vest in 20% increments on February 13th of the first five years following the grant date, subject to continued employment with the Company on the applicable vesting date.

(9) Represents performance-based LTIP Units and Dividend Equivalent LTIP Units that were awarded.

(10) Represents shares of restricted stock that vest in 20% increments on February 13th of the first five years following the grant date, subject to continued employment with the Company on the applicable vesting date.

(11) Messrs. Ross Cooper and Jamieson received special awards of restricted stock on February 17, 2022 and February 16, 2023, which vest in a single installment on February 13, 2027 and February 13, 2028, respectively, subject to continued employment with the Company on the applicable vesting date.

kimcorealty.com	Proxy Statement 2026	37

Executive Compensation Tables

Option Exercises and Stock Vested in 2025

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
Milton Cooper	149,647	3,335,632
Conor C. Flynn	297,854	6,639,166
Ross Cooper	84,083	1,874,210
Glenn G. Cohen	84,083	1,874,210
David Jamieson	84,603	1,885,801

(1) Incorporates dividend equivalents that were converted to shares based on the closing price on the date immediately preceding the grant date.

(2) Computed by multiplying the number of shares of Common Stock by the closing price on the date immediately preceding the vesting date and computing the dividend equivalent value earned during the performance period.

Potential Payments Upon Termination or Change in Control

Please see page 31 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, if an equity award is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. If an award is not assumed or substituted in a change in control, the Committee may cause such awards to become fully vested. Furthermore, upon a change in control, our performance-based equity awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock or LTIP Units would, if not assumed in the change in control, automatically vest in full.

Employment Agreements

The Company does not have any individual employment agreements with its executive officers.

Assumed Termination Without Cause

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2025. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	0	0	2,082,134	0	2,082,134
Conor C. Flynn	2,000,000	7,200,000	32,519,303	64,743	41,784,046
Ross Cooper	1,400,000	2,900,000	7,811,653	64,743	12,176,396
Glenn G. Cohen	1,350,000	2,800,000	7,811,653	48,654	12,010,307
David Jamieson	1,350,000	2,800,000	7,079,257	64,417	11,293,674

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2024 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock or LTIP Unit awards upon a termination without cause, with the exception of extraordinary awards. In addition, each of the NEOs would remain eligible to earn and/or be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and/or issued would depend on the Company’s attainment of the applicable performance goals during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2025 ($20.27), the total performance award values, disregarding any discount for the time-value of money, would be $2,082,134 for Mr. Milton Cooper, $19,003,145 for Mr. Flynn, $4,921,151 for Messrs. Ross Cooper and Cohen and $5,313,172 for Mr. Jamieson.

(4) Amounts are based on the cost of coverage during 2025.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

38	Proxy Statement 2026	kimcorealty.com

Executive Compensation Tables

Assumed Termination for Death or Disability

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2025 The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards: Death/Disability ($)(1)
Milton Cooper	12,595,778
Conor C. Flynn	32,519,303
Ross Cooper(2)	9,598,453
Glenn G. Cohen	7,811,653
David Jamieson(2)	8,866,057

(1) Upon a termination of employment due to death or disability, the vesting of Mr. Milton Cooper’s 518,680, Mr. Flynn’s 666,806, Messrs. Ross Cooper and Cohen’s 142,600 and Mr. Jamieson’s 87,128 unvested time-based shares of restricted stock or LTIP Units would accelerate. In addition, upon termination of employment due to death or disability, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and issued would depend on the attainment of the applicable performance goals during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2025 ($20.27), the total performance award values, disregarding any discount for the time-value of money, would be $2,082,134 for Mr. Milton Cooper, $19,003,145 for Mr. Flynn, $4,921,151 for Messrs. Ross Cooper and Cohen and $5,313,172 for Mr. Jamieson.

(2) The vesting of the unvested portion of Messrs. Ross Cooper and Jamieson’s retention awards of 88,150 shares, respectively, would accelerate as a result of termination due to death or disability. As of December 31, 2025, the value of each of Messrs. Ross Cooper and Jamieson’s retention awards were $1,786,801.

Assumed Termination in Connection With a Change in Control

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2025. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	0	0	2,082,134	0	2,082,134
Conor C. Flynn	2,000,000	7,200,000	32,519,303	64,743	41,784,046
Ross Cooper	1,400,000	2,900,000	7,811,653	64,743	12,176,396
Glenn G. Cohen	1,350,000	2,800,000	7,811,653	48,654	12,010,307
David Jamieson	1,350,000	2,800,000	7,079,257	64,417	11,293,674

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2024 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock or LTIP Unit awards upon a termination without cause, with the exception of extraordinary awards. In addition, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares or LTIP Units, and the actual number of shares earned and issued would depend on the Company’s attainment of the applicable performance goals during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2025 ($20.27), the total performance award values, disregarding any discount for the time-value of money, would be $2,082,134 for Mr. Milton Cooper, $19,003,145 for Mr. Flynn, $4,921,151 for Messrs. Ross Cooper and Cohen and $5,313,172 for Mr. Jamieson.

(4) Amounts are based on the cost of coverage during 2025.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

kimcorealty.com	Proxy Statement 2026	39

Executive Compensation Tables

Equity Participation Plan

Description of Plan

The Company maintains the Equity Plan for the benefit of its eligible employees, consultants, and directors. The Equity Plan is the successor to the Company’s 2020 Equity Participation Plan, the terms of which continue to govern awards granted thereunder.

The Equity Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), partnership interests in Kimco Realty OP, LLC (“LTIP Units”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or shares of common stock) structured by the Executive Compensation Committee within parameters set forth in the Equity Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the Equity Plan that reflect the Company’s commitment to effective management of incentive compensation include:

Limitations On Grants

The number of shares of common stock that may be issued or transferred by the Company, including upon the exercise of incentive stock options may not exceed 17,500,000 in the aggregate, subject to certain adjustments, events and limitations described in the Equity Plan.

No Repricing or Replacement of Options or SARs

The Equity Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of common stock.

No In-The-Money Option or SAR Grants

The Equity Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the common stock, generally the closing price of the common stock, on the date of grant.

Independent Administration

The Executive Compensation Committee, which consists of only independent directors, administers the Equity Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2025.

	(a) Number of Securities to		(c) Number of securities remaining available for
Plan Category	be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	2,853,161	-	16,387,212
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,853,161	-	16,387,212

(1) Includes performance share and performance-based LTIP Unit awards that provide for the ability to earn or receive shares or LTIP Units after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Amounts shown here in respect of performance shares and LTIP Units are shown based on attaining the maximum level of performance.

CEO Pay Ratio

We have estimated the ratio between our CEO’s total annual compensation and the median annual total compensation of all employees (except the CEO) for 2025. In determining the median employee, we considered taxable compensation totals in 2025. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2025. Then, we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our CEO in 2025, Mr. Flynn, had annual total compensation of $11,581,750 and our Median Employee had annual total compensation of $119,871. Therefore, we estimate that our CEO’s annual total compensation in 2025 was approximately 97 times that of the median of the annual total compensation of all of our employees, excluding the CEO.

40	Proxy Statement 2026	kimcorealty.com

Executive Compensation Tables

Pay Versus Performance

The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and our Non-PEO NEOs for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021 and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return($)(2)	Net Income ($)	Adjusted FFO per Diluted Share ($) (3)
2025	11,581,750	9,726,025	3,059,387	1,384,886	167	176	554,400,000	1.76
2024	10,929,025	18,436,421	3,919,879	6,537,627	184	184	375,700,000	1.69
2023	13,951,194	14,553,428	5,382,158	5,948,179	160	158	629,300,000	1.57
2022	11,630,048	11,071,076	4,781,665	4,643,754	151	142	100,800,000	1.59
2021	10,488,138	22,641,017	3,950,332	8,927,274	169	164	818,600,000	1.48

(1) Compensation Actually Paid (“CAP”) is a required SEC disclosure metric and does not represent the actual cash or total compensation our executives received for the year.

Year	PEO	Non-PEO NEOs
2025	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2024	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2023	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2022	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2021	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson

CAP starts with the Summary Compensation Table (“SCT”) total and is then adjusted to reflect, among other things, changes in the fair value of unvested equity awards during the year, as required by Item 402(v) of Regulation S-K. These adjustments (described below) include deducting the grant date values shown in the SCT and replacing them with updated fair value measurements for awards that vested or remained outstanding during the year. The fair value of performance-based awards reflects the market value as reported in the Outstanding Equity Awards table. As a result, CAP may be higher or lower than the compensation actually realized by our executives.

Adjustments for the applicable fiscal year, as adjusted are as follows:
Adjustments	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(7,080,401)	$(1,468,720)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$15,762,560	$2,928,255
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(2,612,299)	$(1,058,488)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$601,665	$203,220
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$(8,799,839)	$(2,530,089)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$272,589	$251,321
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	-	-
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	-	-
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	-	-
TOTAL ADJUSTMENTS	$(1,855,725)	$(1,674,501)

(2) This column represents the cumulative TSR of (i) for 2021 through 2024, the Bloomberg REIT Shopping Center Index (the “Bloomberg Index”) and (ii) for 2025, Bloomberg US 3000 Shopping Center REIT Price Return Index (the “Successor Bloomberg Index”), which was the successor to the Bloomberg Index. As noted above, we used the Bloomberg Index as the peer group for purposes of our 2025 performance-based awards. The Bloomberg Index ceased being reported in mid-2025, and the Successor Bloomberg Index consisted of the same constituent companies as the Bloomberg Index, other than the addition of Curbline (which became an independent company during 2024 upon its spin-off from SITE Centers Corp.)

(3) Adjusted FFO per diluted share is a non-GAAP measure. We calculate Adjusted FFO per diluted share starting with FFO in Annex A on page 50 and excluding the effects of certain transactional income and expenses.

kimcorealty.com	Proxy Statement 2026	41

Executive Compensation Tables

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and our Peer Group TSR, (ii) our net income, and (iii) our Adjusted FFO per diluted share, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Kimco TSR ($) and Peer Group TSR ($)

Net Income ($)

Adjusted FFO per Diluted Share

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:

•	Peer Group TSR over a three-year performance period;
•	Adjusted FFO per diluted share;
•	EBITDA; and
•	Leverage

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Incentive Plan” and “Long-Term Incentives — Performance Shares” in our CD&A elsewhere in this Proxy Statement.

42	Proxy Statement 2026	kimcorealty.com

Audit Committee Report

Audit Committee Report

The Audit Committee (the “Audit Committee”) of the Board of Kimco Realty Corporation, a Maryland corporation (together with certain of its subsidiaries, the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal controls and audit process. During 2025, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available in the Investor Relations section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal controls and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes as well as other risk management issues described on page 7.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2025 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2025 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

Audit Committee of the Board

Richard Saltzman, Chair
Philip E. Coviello
Nancy Lashine
Frank Lourenso
Henry Moniz

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

kimcorealty.com	Proxy Statement 2026	43

Proposal 3: Ratification of Independent Accountants

Proposal 3: Ratification of Independent Accountants

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.

There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years.

Although ratification is not required by our Bylaws, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company. The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2025 and 2024:

TYPE OF FEES	2025	2024
Audit Fees(1)	$2,463,180	$2,901,500
Audit-Related Fees(2)	-	$72,930
Tax Fees	-	-
All Other Fees	$2,000	$2,000
Total	$2,465,180	$2,976,430

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2025 and 2024 financial statements and internal control over financial reporting included in its annual reports on Form 10-K and the financial statement only audit of the Kimco OP’s fiscal 2025 and 2024 financial statements, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2025 and 2024, (iv) the merger with RPT, and (v) ongoing consultations regarding accounting for new transactions and pronouncements.

(2) Audit-related fees consist of fees billed for audit and testing procedures relating to the green bond attestation report.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2025 and 2024 were pre-approved by the Audit Committee.

Vote Required

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of a majority of the votes cast on the proposal. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the NYSE, we do not expect any broker non-votes in connection with this proposal.

The Board and the Audit Committee unanimously recommend that you vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP.

44	Proxy Statement 2026	kimcorealty.com

Beneficial Ownership

Beneficial Ownership

The table below sets forth certain information available to the Company, as of March 23, 2026, with respect to shares of its Common Stock, (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

Name & Address (Where Required)	SHARES OWNED BENEFICIALLY (#)	PERCENT OF CLASS (%)
of Beneficial Owner	COMMON(1)	COMMON(2)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	102,336,566(3)	15.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	65,062,132(4)	9.6%
State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02114	45,232,298(5)	6.7%
Cohen & Steers, Inc 1166 Avenue of the Americas, 30th Floor New York, NY 10001	43,318,739(6)	6.4%
Milton Cooper	10,793,037(7)	1.6%
Conor C. Flynn	1,475,674(8)	*
Glenn G. Cohen	709,681(9)	*
Ross Cooper	657,995(10)	*
David Jamieson	344,938(11)	*
Frank Lourenso	271,933(12)	*
Philip E. Coviello	227,157(13)	*
Richard B. Saltzman	203,299(14)	*
Valerie Richardson	80,800(15)	*
Henry Moniz	50,690(16)	*
Mary Hogan Preusse	45,600(17)	*
Nancy Lashine	9,204(18)	*
All Directors and Executive Officers as a group (12 persons)	14,870,008	2.2%

* Less than 1%

(1) Includes, for certain named person(s), the sum of (a) the total number of common shares and (b) the total number of common shares issuable to such person(s) upon exchange of certain interests in our Operating Partnership within 60 days of March 23, 2026, including vested Operating Partnership Units (“OP Units”) and booked-up vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units.

(2) The total number of common shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 674,403,212 common shares outstanding as of March 23, 2026 and (b) the number of common shares that are issuable to such person(s) upon exchange of certain interests in our Operating Partnership that are exchangeable for common shares within 60 days of March 23, 2026, including vested OP Units and booked-up vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units. Assumes that all vested OP Units and all booked-up vested LTIP Units that each person owns have been exchanged for common shares.

(3) The Company has received a copy of Schedule 13G/A as filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, Vanguard has shared voting power with respect to 1,327,861 shares, sole dispositive power with respect to 99,094,458 shares and shared dispositive power with respect to 3,242,108 shares.

(4) The Company has received a copy of Schedule 13G/A as filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 59,006,208 shares and sole dispositive power with respect to 65,062,132 shares.

(5) The Company has received a copy of Schedule 13G/A as filed with the SEC on January 30, 2024 by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2023. As reported in such Schedule 13G/A, State Street has shared voting power with respect to 28,428,274 shares and shared dispositive power with respect to 45,148,882 shares.

(6) The Company has received a copy of Schedule 13G/A as filed with the SEC on August 14, 2025 by Cohen & Steers, Inc (“Cohen & Steers”) reporting ownership of these shares as of June 30, 2025. As reported in such Schedule 13G/A, Cohen & Steers has sole voting power with respect to 29,131,942 shares and sole dispositive power with respect to 43,318,739 shares.

(7) Does not include 44,420 shares held by Mr. Milton Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Milton Cooper’s family, as to all of which shares Mr. Milton Cooper disclaims beneficial ownership. Does not include 457,303 shares held by a charitable remainder unitrust and 233,642 shares held by a charitable remainder annuity trust, both of which Mr. Milton Cooper’s spouse is trustee, as to all of which shares Mr. Milton Cooper disclaims beneficial ownership. Includes 41,241 shares held in his 401(k) account, 1,801 shares held in an IRA account and 444,140 shares of restricted stock.

(8) Includes 194 shares held by Mr. Flynn for his children. Includes 176,310 shares of restricted stock and 104,036 booked up vested LTIP Units convertible into OP Units within 60 days of March 23, 2026.

(9) Excludes 412 shares held by Mr. Cohen’s children, as to all of which shares Mr. Cohen disclaims beneficial ownership. Includes 19,868 shares held in his 401(k) account and 145,360 shares of restricted stock.

(10) Includes 2,100 shares held by Mr. Ross Cooper for his children, 929 shares held in a trust and 233,510 shares of restricted stock.

(11) Includes 122,854 shares of restricted stock and 5,976 booked up vested LTIP Units convertible into OP Units within 60 days of March 23, 2026.

(12) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes 3,307 shares held in an IRA account, 24,820 shares of restricted stock and 52,231 shares of deferred stock.

(13) Includes 10,000 shares held in a testamentary trust which Mr. Coviello is a co-trustee. Includes 85,000 shares held in an IRA account and 24,820 shares of restricted stock. Also includes 40,942 shares held in a Limited Liability Company of which Mr. Coviello is the managing member.

(14) Includes 87,544 shares of deferred stock, 4,730 shares of restricted stock and 5,340 booked up vested LTIP Units convertible into OP Units within 60 days of March 23, 2026.

(15) Includes 24,820 shares of restricted stock.

(16) Includes 24,820 shares of restricted stock.

(17) Includes 4,730 shares of restricted stock and 5,340 booked up vested LTIP Units convertible into OP Units within 60 days of March 23, 2026.

(18) Includes 7,720 shares of restricted stock and 1,744 booked up vested LTIP Units convertible into OP Units within 60 days of March 23, 2026.

kimcorealty.com	Proxy Statement 2026	45

Other Matters

Other Matters

Compensation Committee Interlocks and Insider Participation

During all or a portion of 2025, Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Hogan Preusse, Lashine and Richardson served on the Executive Compensation Committee of the Company. During 2025, no member of the Executive Compensation Committee was an officer or employee of the Company, was formerly an officer of the Company or had related person transactions with the Company that required disclosure. During 2025, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Executive Compensation Committee.

Stockholder Proposals Pursuant to Rule 14a-8

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2027 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by December 9, 2026, which is 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Stockholder Nominees for Director and Other Proposals

Under our current Bylaws, nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders at our 2027 Annual Meeting, but not pursuant to Rule 14a-8, may be made by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving notice by the stockholder and at the time of the meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to be received by our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the Annual Meeting. In order for a nomination to be considered, proponents must provide all the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the current Bylaw provision noted above by writing to our Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. Our current bylaws are referenced as an exhibit in our annual report on Form 10-K for the year ended December 31, 2025.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act.

In addition, our proxy access Bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s issued and outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors up for election, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. For the 2027 Annual Meeting, notice of a proxy access nomination must be delivered to our Secretary at the address above no earlier than November 9, 2026 and no later than 5:00 p.m., Eastern Time, on December 9, 2026.

In connection with our solicitation of proxies for our 2027 Annual Meeting of Stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Communications with Directors

The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, the Chairman of the Board, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board, the Chairman of the Board, the non-management directors or the Audit Committee, as applicable, by sending a letter by mail addressed thereto, c/o Secretary of the Company, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. The Board has designated its Chairman of the Board to review these communications and present them to the entire Board or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Business Conduct and Ethics, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

46	Proxy Statement 2026	kimcorealty.com

Other Matters

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2025, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2025 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

kimcorealty.com	Proxy Statement 2026	47

Information About the Annual Meeting

Information About the Annual Meeting

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2026 Annual Meeting of Kimco Realty Corporation, a Maryland corporation. This Proxy Statement contains important information regarding the Meeting, the proposals which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures.

Why You are Receiving These Materials

Holders of our common stock at the close of business on March 23, 2026, the record date, may attend and vote at the Annual Meeting. We refer to the holders of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of common stock held as of the close of business on the record date. At the close of business on the record date there were 674,403,212 shares of common stock issued and outstanding. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to be voted at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

Broker non-votes (as defined below) and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

How to Vote

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person (virtually) at the Annual Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States that received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders that received proxy materials by mail can authorize a proxy by mail by signing, dating, and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 20, 2026.

If your shares are held in the name of a broker, bank or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or internet without indicating your instructions, your shares will be voted in a manner consistent with the Board’s voting recommendations.

To be exercised, proxies must be filed with the Secretary of the Company prior to the Annual Meeting. Proxies may be revoked at any time before exercise at the Annual Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person (virtually) at the Annual Meeting. Virtual attendance at the Annual Meeting will not automatically revoke a previously authorized proxy, unless you vote again.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors and the advisory resolution to approve executive compensation are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors or the advisory resolution to approve executive compensation.

48	Proxy Statement 2026	kimcorealty.com

Information About the Annual Meeting

The vote required for each proposal is listed below:

	Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of nine directors	Majority of the votes cast with respect to a nominee	No
Proposal 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the proposal	No
Proposal 3	Ratification of the appointment of the Company’s independent accountants for the year ending December 31, 2026	Majority of the votes cast on the proposal	Yes

For each of Proposal 1, 2 and 3, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote for Proposals 1, 2, and 3.

Eliminating Duplicative Proxy Materials

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability or single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

Solicitation of Proxies

This solicitation is made by the Company on behalf of the Board. Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail, or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $18,000 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Other Business

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Annual Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

kimcorealty.com	Proxy Statement 2026	49

Annex A

Annex A

Funds From Operations (“FFO”)

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Nareit defines FFO as net income/(loss) available to the Company’s common stockholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. The Company also made an election, per the Nareit Funds From Operations White Paper-2018 Restatement, to exclude from its calculation of FFO (i) gains and losses on the sale of assets and impairments of assets incidental to its main business and (ii) mark-to-market changes in the value of its equity securities. As such, the Company does not include gains/ impairments on land parcels, mark-to-market gains/losses from derivative/marketable securities, allowance for credit losses on mortgage receivables, gains/impairments on other investments or other amounts considered incidental to its main business in Nareit defined FFO including any applicable tax effect and noncontrolling interest.

The Company presents FFO available to the Company’s common stockholders as it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO available to the Company’s common stockholders when reporting results. Comparison of our presentation of FFO available to the Company’s common stockholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

FFO is a supplemental non-GAAP financial measure of real estate companies’ operating performances, which does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered an alternative for net income or cash flows from operations as a measure of liquidity.

Reconciliation of Net Income to FFO

(In thousands, except share data) (unaudited)	Year Ended December 31,
	2025	2024
Net income available to the company's common shareholders	$ 554,430	$ 375,718
Gain on sale of properties	(62,663)	(1,274)
Gain on sale of joint venture properties	(6,587)	(1,501)
Depreciation and amortization - real estate related	622,530	598,741
Depreciation and amortization - real estate joint ventures	84,472	86,235
Impairment charges (including real estate joint ventures)	9,517	4,485
(Recovery)/provision for loan losses, net	(1,448)	5,500
Profit participation from other investments, net	(100)	(5,059)
(Gain)/loss on derivative/marketable securities, net	(2,296)	27,549
(Benefit)/provision for income taxes, net (1)	(752)	24,832
Noncontrolling interests (1)	(3,009)	(3,150)
FFO available to the company's common shareholders (2) (3)	$ 1,194,094	$ 1,112,076
Weighted average shares outstanding for FFO calculations:
Basic	675,050	671,561
Units	3,504	3,206
Convertible preferred shares	3,209	4,223
Dilutive effect of equity awards	138	523
Diluted (4)	681,901	679,513
FFO per common share - basic	$ 1.77	$ 1.66
FFO per common share - diluted (4) (2) (3)	$ 1.76	$ 1.65

(1) Related to gains, impairments, depreciation on properties and gains/(losses) on derivatives and marketable securities, where applicable.

(2) Includes $3.3 million of charges associated with the tender of the Company’s 7.25% Class N Cumulative Convertible Perpetual Preferred Stock for the year ended December 31, 2024.

(3) Includes merger-related charges of $25.2 million for the year ended December 31, 2024.

(4) Reflects the potential impact if convertible preferred shares and certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $8,675 and $9,801 for the years ended December 31, 2025 and 2024, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted FFO per share calculations.

50	Proxy Statement 2026	kimcorealty.com

Annex A

EBITDA

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is generally calculated by the company as net income/(loss) before interest, depreciation and amortization, provision/benefit for income taxes, gains/losses on sale of operating properties, losses/gains on change of control, profit participation from other investments, gains/losses on derivative/ marketable securities and impairment charges.

Our method of calculating EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA is an important metric in determining the success of our business as a real estate owner and operator. See the reconciliation to the applicable GAAP measure below.

In addition, we present a ratio of Net Debt to EBITDA, which is calculated using the non-GAAP measures: (1) Total debt outstanding, reduced by the Company’s cash and cash equivalents, and (2) Annualized EBITDA, each as reconciled to the applicable GAAP measures below.

Reconciliation of Net Income to EBITDA

(In thousands) (unaudited)

	Three Months Ended December 31,
	2025	2024
Net income	$ 153,310	$ 167,999
Interest	84,354	83,684
Depreciation and amortization	154,045	156,130
Gain on sale of properties	(19,149)	(330)
Impairment charges (including real estate joint ventures)	898	207
(Recovery)/provision for loan losses, net	(3,348)	1,000
Profit participation from other investments, net	(1,006)	240
(Gain)/loss on derivative/marketable securities, net	(494)	1,627
Provision/(benefit) from income taxes	1,091	(46,938)
Consolidated EBITDA	$ 369,701	$ 363,619
Consolidated Debt	$ 8,185,933	$ 8,461,176
Consolidated Cash	(212,794)	(689,731)
Consolidated Net Debt	$ 7,973,139	$ 7,771,445
Annualized Consolidated EBITDA	$ 1,478,804	$ 1,454,476
Net Debt to Consolidated EBITDA	5.4x	5.3x

kimcorealty.com	Proxy Statement 2026	51

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KIMCO REALTY
500 North Broadway, Suite 201, Jericho, NY 11753 | (833) 800-4343
kimcorealty.com

KIMCO REALTY CORPORATION

500 NORTH BROADWAY, SUITE 201

JERICHO, NY 11753

AUTHORIZE YOUR PROXY BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2026 for shares held directly and 11:59 P.M. Eastern Time on May 15, 2026 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KIM2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2026 for shares held directly and 11:59 P.M. Eastern Time on May 15, 2026 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V88165-P42698	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:

1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:		For	Against	Abstain

		1a.	Ross Cooper	☐	☐	☐

		1b.	Philip E. Coviello	☐	☐	☐

		1c.	Conor C. Flynn	☐	☐	☐

		1d.	David Jamieson	☐	☐	☐

		1e.	Nancy Lashine	☐	☐	☐
		For	Against	Abstain

1f.	Henry Moniz	☐	☐	☐

1g.	Mary Hogan Preusse	☐	☐	☐

1h.	Valerie Richardson	☐	☐	☐

1i.	Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.	☐	☐	☐

4	-	THE APPOINTED PROXIES WILL VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V88166-P42698

KIMCO REALTY CORPORATION
PROXY

This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Conor C. Flynn and Bruce Rubenstein, and each of them individually, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the close of business on March 23, 2026, at the Annual Meeting of Stockholders to be held on May 21, 2026, at 10:00 a.m., Eastern Time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, to vote shares of common stock of the Company, allocated to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and that are entitled to be voted at the aforesaid Annual Meeting or any postponement(s) or adjournment(s) thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of each of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side